Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Private & Confidential

EXECUTION VERSION

DATED April 24, 2015

INNATE PHARMA S.A.	(1)

and

MEDIMMUNE LIMITED	(2)

CO-DEVELOPMENT AND LICENSE AGREEMENT

RELATING TO IPH2201

TABLE OF CONTENTS

1	DEFINITIONS	2

2	CONSTRUCTION; COMPETITION LAW CLEARANCE	25

3	GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY	27

4	DEVELOPMENT	34

5	JOINT PROJECT TEAM AND DEVELOPMENT COLLABORATION COMMITTEE	41

6	GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION AND REGULATORY MATTERS	45

7	CO-FUNDING OF DEVELOPMENT	48

8	COMMERCIALIZATION, CO-PROMOTION IN THE [***] AND SALES COLLABORATION COMMITTEE	51

9	MANUFACTURE AND SUPPLY	57

10	CONSIDERATION	59

11	CONFIDENTIALITY	70

12	OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS	73

13	REPRESENTATIONS, WARRANTIES AND COVENANTS	79

14	RECORD RETENTION, AUDIT AND USE OF NAME	88

15	TERM AND TERMINATION	91

16	INDEMNIFICATION	103

17	GOVERNING LAW AND ARBITRATION	107

18	ASSIGNMENT; PERFORMANCE BY AFFILIATES; GENERAL	108

SCHEDULES

Schedule 1.8	Current Back up
Schedule 1.66	Formulation Patent
Schedule 1.85	Current IPH2201
Schedule 1.92	Licensed Shared Patents
Schedule 1.95	Listed Patents
Schedule 1.109	NKG2A
Schedule 1.110	Non-Exclusively Licensed Patents
Schedule 1.124	Profit/Loss Reporting Schedule
Schedule 1.147	Third Party Agreements
Schedule 3.11	Form Confirmatory Patent License
Schedule 4.11(a)	Approved Third Parties
Schedule 4.11(b)	MedImmune Code of Conduct
Schedule 5.3	Parties Representation on JPT
Schedule 5.7	Parties Representation on DCC
Schedule 7.1	Development Costs Sharing Example
Schedule 7.4	Form Development Costs Report
Schedule 8.14	Form Commercialization Costs Report
Schedule 13.2(a)(i)	Owned Patents
Schedule 13.2(a)(ii)	Exclusively Licensed Patents
Schedule 13.2(a)(iv)	Listed Know-How
Schedule 13.2(m)	Current Manufacturing Specification
Schedule 13.2(n)	Current Contract Manufacturing Organisations

This Co-Development and License Agreement (the “Agreement”) is made as of the Signing Date by and between:

(1)	INNATE PHARMA S.A., a company incorporated in France and with its principal place of business at 117, Avenue de Luminy – BP 30191 13 009 Marseille, France (“Innate”); and

(2)

MEDIMMUNE LIMITED, a company incorporated in England and Wales with company number 2451177 and with its registered office at Milstein Building, Granta Park, Cambridge, CB21 6GH, United Kingdom (“MedImmune”).

Background

(A)

Innate is the owner of certain propriety technology relating to IPH2201, its first in class NKG2A monoclonal antibody, and is the owner or exclusive licensee or sublicensee of certain Patents and Know-How associated therewith, including Patents and Know-How exclusively licensed to Innate by Novo Nordisk pursuant to an agreement dated 28 March 2006 (as amended) (capitalised terms are defined below);

(B)

Innate has developed and studied IPH2201 for the treatment of cancer, in particular head and neck cancer, chronic lymphocytic leukaemia and ovarian cancer, both alone and in combination with other compounds;

(C)

MedImmune is, directly or indirectly, a wholly owned subsidiary of AstraZeneca PLC. MedImmune and its Affiliates have experience in the research, development, manufacturing and commercialisation of pharmaceutical products worldwide, including treatments for cancer both using small molecules and large molecules, some of which, have the potential for use in combination with IPH2201 (capitalised terms are defined below);

(D)

Innate granted an exclusive option to MedImmune pursuant to a Development and Option Agreement entered into on the same date as this Agreement (the “Development and Option Agreement”) and MedImmune desires to exercise such option and take such license, under Innate’s rights in and to the Licensed

Antibodies, IPH2201, Back-Up Licensed Antibodies and associated Patents and Intellectual Property Rights to Exploit one or several of the Licensed Antibodies for the treatment of cancer or any other indication, in accordance with the terms and conditions set forth below (as such capitalised terms are defined below).

(E)

The Parties are interested in co-developing and co-commercialising Licensed Products and in collaborating and sharing certain expenses and revenues, with respect to the Development and Commercialisation of Licensed Products, in accordance with the terms and conditions set forth below (as such capitalised terms are defined below).

(F)	The intent of the Parties is that Medimmune will, as needed, involve the resources of its Affiliates in the activities contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Innate and MedImmune, intending to be legally bound, agree as follows:

1	DEFINITIONS

  Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1

“Affiliate” means, with respect to a Person, any Person that from time to time directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of the definition in this Section 1.1 only, “control”, and with correlative meanings, the terms “controlled by” and “under common control with” mean (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

1.2	“Annual Net Sales” means the Net Sales made during any given Calendar Year.

1.3

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010 and any other Applicable Laws for the prevention of fraud, corruption, racketeering, money laundering or terrorism.

1.4

“Applicable Laws” means the laws, rules, regulations and guidelines in the world, including any rules, regulations, guidelines or other requirements of the Governmental Bodies that are applicable to the Parties or any particular activity under this Agreement, in each case as may be in effect from time to time, including, without limitation, (i) GCP, (ii) GMP and (iii) the principles that form the basis of the Helsinki Declaration of the World Medical Association, in each case to the extent they apply to a Party’s performance of its obligations under this Agreement.

1.5

“Arising IP” means any Know-How, inventions, Patents or other IPR arising after the Effective Date, as a result of the performance of rights or obligations under this Agreement, including the conduct of the Development Plan.

1.6	“Arising Patent” shall have the meaning assigned in Section 12.3.

1.7	“Assigned Activities” shall have the meaning assigned in Section 3.5.

1.8

“Back-Up Licensed Antibodies” means antibodies (i) described in Schedule 1.8 (the “Current Back up”), (ii) that bind to NGK2A and are within the scope of the claims of the Licensed Patents in any country at any time, or (iii) that bind to NGK2A and are under the Control of Innate or its Affiliates, and including any fragment or derivative of such an antibody, but excluding IPH2201.

1.9	“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.

1.10	“Breaching Party” shall have the meaning assigned in Section 15.2(i).

1.11	“Breach Invoking Party” shall have the meaning assigned in Section 15.2(i).

1.12	“Business Day” means a day other than Saturday or Sunday or a public holiday in England or France.

1.13	“Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.14	“Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1st January.

1.15	“Change of Control” means any of the following with respect to Innate:

(a)	the sale or disposition of all or substantially all of its assets to an Industrial Competing Party;

(b)

the acquisition by an Industrial Competing Party, acting alone or in concert with other Person(s), of more than fifty percent (50%) of the combined voting power of Innate’s outstanding voting securities or otherwise the power to control the appointment of the Board of Directors of Innate; or

(c)

a merger, consolidation, share exchange or other similar transaction of Innate and any Industrial Competing Party which results in the holders of the outstanding voting securities of Innate immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction;

other than, in each case of subsection (a), (b) and (c), where such transaction is to be entered into between Innate and MedImmune or an Affiliate of MedImmune. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely on account of an (x) initial public or secondary offering, or (y) the acquisition of securities of Innate by one or more institutional investors, or Affiliates thereof, which are not Industrial Competing Parties, that acquire Innate’s securities in a transaction or series of related transactions (i)

primarily for purposes of equity investment, or (ii) as a sale of assets, merger or other transaction effected exclusively for the purpose of obtaining tax or other fiscal benefit or changing the corporate domicile of Innate.

1.16

“Clinical Trials” means Phase 1 Clinical Trials, Phase 2 Clinical Trials, Phase 3 Clinical Trials, Phase 4 Clinical Trials, or variations of such trials (for example, Phase 2/3 and Phase 2b), and any other clinical study conducted in human subjects in connection with the Development of a Licensed Product.

1.17

“CMC” means optimization of Manufacturing processes to provide reproducible supply of drug substance at commercialization scale, including formulation and development work to ensure stability and purity, and to otherwise meet the requirements under Applicable Law to be approved by a Regulatory Health Authority for marketing, sale and distribution.

1.18	“Co-Funding Withdrawal Notice” shall have the meaning assigned in Section 7.1.

1.19	“Committees” shall mean the DCC, the SCC and the JTC.

1.20

“Competition Law Clearance” means the first date upon which all of the following have been met: (i) the waiting period provided by the HSR Act and all other applicable national legislation has expired or been terminated and all required antitrust clearances have been obtained, (ii) no court or administrative challenges to the transaction contemplated by this Agreement are pending, and (iii) no court or administrative orders are outstanding blocking the completion of the transactions.

1.21	“Co-Promote Agreement” shall have the meaning assigned in Section 8.12.

1.22	“Co-Promote Option” shall have the meaning assigned in Section 8.3.

1.23	“Co-Promote Product” means a Licensed Product marketed and Co-Promoted in [***].

1.24	“Co-Promotion” means the conduct of Promotion with respect to the Licensed

Products in the Field, in [***] by each of the Parties, or their Affiliates, under the same Product trademark in a given country, and “Co-Promote” shall have a corresponding meaning.

1.25	“Co-Promotion Withdrawal” shall have the meaning assigned to it in Section 8.4.

1.26

“Combination” or “Combination Product” means the combination of a Licensed Antibody as an active ingredient with one or more other active ingredients including but not limited to MedImmune Compounds, whether sold or anticipated to be sold as a fixed dose or as separate co-prescribed doses or in a physically co-packaged form.

1.27

“Commercialization” means all activities undertaken relating to the preparation for and conduct of marketing and sale of a Licensed Product, including without limitation Pre-Approval Activities, advertising, education, planning, marketing, promotion, distribution, market and product support, seeking pricing and reimbursement approvals and Phase 4 Clinical Trials anywhere in the Territory.

1.28

“Commercialization Costs” means, with respect to a Licensed Product during any given period, all Costs that are incurred [***]. Subject to the foregoing, Commercialization Costs for a Licensed Product shall consist of Costs with respect to such Licensed Product incurred for:

(a)	[***];

(b)	[***];

(c)	[***].

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***]and

(h)	[***].

1.29	“Commercialize” means the conduct of Commercialization activities.

1.30	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party [***]

1.31	“Competing Product” a small molecule or protein used in the Field, including but not limited to an antibody, that binds [***], but excluding a Licensed Product.

1.32	“Compulsory License” shall have the meaning assigned in Section 10.17.

1.33

“Confidential Information” means any and all Know-How and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party that is either marked or identified as confidential or proprietary or that is of such a nature that would be considered by a reasonable person to be confidential or proprietary. The Licensed Know-How shall be deemed Innate’s Confidential Information. MedImmune Know-How shall be deemed MedImmune’s Confidential Information.

1.34

“Control” means, with respect to an item of Know-How or a Patent, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense, to assign, disclose, grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How or such Patent as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party and subject to Section 18.2. Notwithstanding the foregoing, with respect to any Patent or item of Know-How in-licensed or otherwise acquired by Innate after the Effective Date, the exercise or use of which would result in a payment obligation to any Third Party, such Patent or item of Know-How shall be deemed to be Controlled by Innate for purposes of this Agreement only if MedImmune agrees in writing to reimburse all amounts owed to such Third Party as a result of its exercise of such right, license or sublicense excluding any sums which are payable pursuant to the Third Party Agreements.

1.35	“Controlled Patents” shall have the meaning assigned in Section 12.3.

1.36

“Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the FTE Rate). Unless otherwise mutually agreed between the Parties, internal costs incurred by a Party shall be determined by multiplying the applicable FTE Rate by the number of FTEs utilized to conduct the applicable activities.

1.37	“Covenant Period 1” shall have the meaning assigned in Section 3.13.

1.38	“Covenant Period 2” shall have the meaning assigned in Section 3.14.

1.39

“Damages” means any and all direct liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Damages, the legal duty to mitigate on the part of the Party suffering the loss shall be taken into account.

1.40

“Detail” means a sales presentation or interaction by a professional sales representative to or with a target physician or other professional with prescribing authority involved in prescribing a Co-Promote Product or to other individuals influencing prescription activity with respect to a Co-Promote Product, in any case, in which the primary purpose is to discuss the benefits and features of the Co-Promote Product. The term Detail will be further defined in the Co-Promote Agreement. When used as a verb, “Detail” or “Detailing” means to perform a Detail.

1.41	“Develop” means the conduct of Development activities.

1.42

“Development” means all activities relating to obtaining Regulatory Approval of a Licensed Product, Licensed Product line extensions, alternative delivery systems and new indications therefor, and all activities relating to developing the ability to Manufacture the same, including CMC. This includes, for example, (i) non-clinical testing, toxicology, formulation, clinical studies, regulatory affairs, and outside counsel regulatory legal services, (ii) manufacturing process development for bulk and finished forms of Licensed Antibodies and Licensed Products, and manufacturing and quality assurance technical support activities prior to the First Commercial Sale of a Licensed Product anywhere in the Territory and (iii) the conduct of advisory boards with relevant experts, e.g. clinical experts or payer representatives. Development shall not include activities associated with Phase 4 Clinical Trials in respect of a Licensed Product commenced after First Commercial Sale of such Licensed Product anywhere in the Territory unless (x) required or requested by a Regulatory Health Authority as a condition of obtaining, maintaining or extending Regulatory Approval or (y) performed to explore additional indications or alternative formulations of such Licensed Products.

1.43	“Development and Option Agreement” means the Development and Option Agreement between the Parties dated 24 April 2015.

1.44	“Development Budget” shall have the meaning set forth in Section 4.5.

1.45	“Development Collaboration Committee” or “DCC” means the committee described in Section 5.5.

1.46	“Development Costs” means, with respect to each Licensed Product [***]:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***];

(vi)	[***]

Except to the extent included in subsection (ii) above, Development Costs shall not include either Party’s Costs to the extent they solely relate to activities associated with overseeing execution of and compliance with this Agreement.

1.47	“Development Plan” means the plan for Development of Licensed Product, as mutually agreed by the Parties and approved by the DCC in accordance with Section 4.5.

1.48	“Development Term” means the period during which Development activities are being performed with respect to any Licensed Product.

1.49	“Distributor” shall have the meaning assigned in Section 3.3.

1.50

“Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction, but excluding pricing and reimbursement approvals. Drug Approval Application includes a Marketing Approval Application (MAA) in Europe or an New Drug Application (NDA) in the United States.

1.51	“Effective Date” means the (i) date of the Competition Law Clearance or (ii) if the Parties agree in accordance with Section 2.2 that no Competition Law Clearance is required, the Signing Date.

1.52	“EMA” means the European Medicines Agency or any successor thereto.

1.53	“Employees” shall have the meaning in Section 16.7.

1.54

“Employment Liabilities” means any Damages resulting from any Unexpected Transferring Employees as well as any other liability, damage or loss and reasonable costs of legal defence due to or in connection with Applicable Laws or the (possible) violation or the termination of the employment of any Unexpected Transferring Employees.

1.55

“Exploit” means to undertake, or have undertaken, any or all of the following activities: to make, import, use, sell, or offer for sale, Research, study, Develop, register, modify, enhance, improve, Manufacture, Commercialize, hold or keep (whether for disposal or otherwise), formulate, optimise, use, export, transport, distribute, promote, market or otherwise dispose or offer to dispose of, a product or process.

1.56	“Exploitation” means the act of Exploiting a product or process.

1.57	“Europe” or “EU” means the European Economic Area as it may be constituted from time to time.

1.58	“[***]”means [***].

1.59	“EU Commercialization Budget” shall have the meaning assigned in Section 8.5.

1.60	“EU Commercialization Plans” shall have the meaning assigned in Section 8.5.

1.61	“FDA” means the United States Food and Drug Administration or any successor thereto.

1.62	“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.

1.63	“Field” means the diagnosis, prevention, and treatment of oncology diseases and conditions in humans or animals.

1.64	“Filing Date” means, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.

1.65

“First Commercial Sale” means, with respect to any Licensed Product, the first sale of such Licensed Product for value by MedImmune, its Affiliate, or its Sublicensees to a Third Party after Regulatory Approval of such Licensed Product has been obtained by MedImmune, its Affiliates, or its Sublicensees; provided, however, that in no event shall any sale or distribution of a Licensed Product for Pre-Approval Activities or use in a Clinical Trial or otherwise any sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales (including so-called “treatment IND sales” and “compassionate use sales”) be deemed a First Commercial Sale.

1.66	“Formulation Patent” means the Licensed Patent listed in Schedule 1.66.

1.67	“FTE” means a full time equivalent person year of [***] of scientific, technical or operational work (excluding administrative services).

1.68

“FTE Rate” means, for the period commencing on the Signing Date until such time as adjusted pursuant to the following sentence or the Parties agree otherwise, [***] for all activities. The FTE Rate will be increased or decreased on each anniversary of the Signing Date by a percentage equivalent to the change over the preceding twelve month period in the Consumer Price Index for Urban Wage Earners and Clerical Workers with respect to MedImmune and the index of salaries of the pharmaceutical industry published by LEEM with respect to Innate. The FTE Rate shall include costs of salaries, benefits, supplies, travel, other employee costs, and supporting general and administration allocations. For clarity, the FTE Rate will not apply to any employee that performs activities related to manufacturing (excluding pharmaceutical development activities conducted in accordance with the Development Plan), and any costs related to such employee will be included only to the extent consistent with the definition of Transfer Price.

1.69

“GCP” or “Good Clinical Practices” means, to the extent applicable in the country where Regulatory Approval is sought, the current standards for good clinical practices relating to clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations or ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, in each case as amended from time to time, and all other standards of good clinical practice as are required by any Regulatory Health Authority.

1.70

“Generic Product” means with respect to a Licensed Product in a particular country any product (i) that is sold in such particular country by a Third Party who is not a Sublicensee or a Distributor selling such product under authorization from MedImmune or its Affiliates, (ii) that has received Regulatory Approval necessary for sale in such country, (iii) that (a) is substantially the same as the Licensed Product in dosage form, strength, route of administration, quality and performance characteristics, and intended use or (b) has received Regulatory Approval based on a reference to a Regulatory Approval of the Licensed Product held by MedImmune, its Affiliates, or Sublicensees, and (iv) that contains as an active ingredient the same compound or substantially the same compound (such as a biosimilar) (or, solely for products that are described by subsection (iii)(b), an equivalent or biosimilar thereof), as is contained in such Licensed Product.

1.71	“Global Commercialization Plan” shall have the meaning assigned in Section 8.2.

1.72

“GLP” or “Good Laboratory Practices” means good laboratory practices required under the regulations set forth in 21 C.F.R. Part 58, as in effect during the Term, and the requirements thereunder imposed by the FDA, and the equivalent thereof in any jurisdiction.

1.73

“GMP” or “Good Manufacturing Practice” means the principle of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use as required by Applicable Laws and Requirements, including the laws of the European Community and Directive 2003/94/EC as well as any national legislation implementing the aforesaid Directive and any relevant guidance relating thereto.

1.74

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (iv) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market). For the avoidance of doubt, Governmental Bodies includes Regulatory Health Authorities.

1.75	“Government Official” means any Person employed by or acting on behalf of a

Governmental Body, government-controlled entity or public international organization.

1.76	“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including all rules promulgated thereunder.

1.77	“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.78

“IFRS” means International Financial Reporting Standards, or the future equivalent of such reporting standards, as consistently applied by the applicable Party in the manner used for external reporting.

1.79

“IND” means an Investigational New Drug Application (as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA) or an equivalent application filed with or submitted to any Regulatory Health Authority, the filing of which is required for authorization to commence human clinical trials.

1.80	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.81

“Industrial Competing Party” means a Person that is in the top [***] pharmaceutical companies in the world measured by global sales of prescription drugs based on readily available data from an independent data source such as IMS and which clinically Develops or Commercialize a Competing Product or any product in the specifically directed to components of the immune checkpoint targets and cell-based therapies supplementing the immune system.

1.82	“Initial Study” shall have the meaning given in the Development and Option Agreement.

1.83	“Initial Supply” shall have the meaning assigned in Section 9.1.

1.84	“Intellectual Property Rights” or “IPR” means Patents, trademarks, service marks, trade secrets (including patentable inventions), trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

1.85

“IPH2201” means the monoclonal antibody to NKG2A (i) as particularised in Schedule 1.85 (the “Current IPH2201”), or (ii) a molecule that binds to NKG2A containing the CDRs (Complimentary Determining Regions) of IPH2201 as noted in Schedule 1.85 and any derivative or fragment thereof and any formulation of the foregoing.

1.86

“Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential, proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, Manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.

1.87

“knowledge” means the good faith understanding of the officers of Innate and its Affiliates, with respect to relevant facts and information after performing a commercially reasonable inquiry of the employees having responsibilities in Innate’s organisation with respect to the relevant subject matters and external patent agents of Innate and its Affiliates with respect to such facts and information relating to the Licensed Patents, that the patent agent is responsible for prosecuting and maintaining. For purposes of the foregoing, Innate will not be deemed to have knowledge of any given fact or information, which (i) was known or should have been known by any external patent agents of Innate and its Affiliates but was not disclosed to Innate’s officers or (ii) was not known by the employees of Innate and its Affiliates.

1.88

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

1.89	“Licensed Antibodies” means IPH2201 and all Back-Up Licensed Antibodies.

1.90

“Licensed Know-How” means all Know-How which is Controlled by Innate or its Affiliates, as of the Effective Date or at any time during the term of this Agreement, that may be necessary or useful for the Research, Development, Commercialization and/or Exploitation of any Licensed Antibody, Licensed Product or Combinations, including Study Results, but excluding in each case, any Know-How related to any active ingredient within a Combination other than the Licensed Antibody.

1.91

“Licensed Patents” means all of the Patents which are Controlled by Innate or its Affiliates, as of the Effective Date or at any time during the Term, that (a) claim any Licensed Antibody, Licensed Product or Licensed Know-How or (b) claim any invention that is necessary or useful for the Research, Development, Commercialization or Exploitation of any Licensed Antibody, Licensed Product or Combination, but excluding in each case, any (x) Patent related to any active ingredient within a Combination other than the Licensed Antibody and (y) the Non-Exclusively Licensed Patents. For the avoidance of doubt, Licensed Patents includes the Listed Patents, the Novo Nordisk Patents and the Patents within the Arising IP when such Patents are owned or co-owned by Innate pursuant to Section 12.2.

1.92

“Licensed Shared Patents” means those listed Patents listed in Schedule 1.92, which refer to NKG2A but also to other targets, as such schedule may be updated from time to time by agreement of the Parties.

1.93	“Licensed Product” shall mean any and all pharmaceutical products including a Licensed Antibody as an active ingredient, including Combinations.

1.94	“Licensed Technology” means all Licensed Patents and Licensed Know-How.

1.95

“Listed Patents” means the Patents listed in Schedule 1.95, and any Patents filed after the Signing Date claiming priority to the Patents listed on Schedule 1.95, as such schedule may be updated from time to time by agreement of the Parties.

1.96	“Major Market” means [***].

1.97

“Manufacture” or “Manufacturing” means activities in connection with the synthesis, manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), bulk packaging, labeling or storage and delivery of Licensed Antibody or Licensed Product (including any component thereof).

1.98

“Manufacturing Costs” means the fully-burdened aggregate Costs incurred and recorded by a Party (in accordance with IFRS) as a result of Manufacturing a Licensed Product or component thereof consisting solely of:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***];

(v) [***];

(vi) [***];

(vii) [***];

(viii) [***]; and

(ix) [***].

[***].

1.99

“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which would, if it were publicly known, be reasonably expected to have an adverse effect on the Party committing such violation or on the reputation of the other Party because of its relationship with the Party committing such violation.

1.100	“Materials” means compounds, compositions of matter, assays, and biological materials useful for the Exploitation of Licensed Antibodies or Licensed Products.

1.101	“MedImmune Compound” means any small molecule, large molecule, antibody or other molecule or compound that is Controlled by MedImmune or any of its Affiliates.

1.102	“MedImmune Compound Arising IP” means any IPR arising after the Effective Date to the extent solely relating to the MedImmune Compounds.

1.103

“MedImmune Know-How” means Know-How Controlled by MedImmune or its Affiliates at any time during the Term that may be necessary or useful for the Exploitation of any Licensed Antibody, Licensed Product or Combinations, including any such MedImmune Compound Arising IP and Study Results.

1.104

“MedImmune Patents” means all Patents (i) that are Controlled by MedImmune or its Affiliates as of the Effective Date or that come into the Control of MedImmune or its Affiliates at any time during the Term, including Patents claiming MedImmune Compound Arising IP, and (ii) that claim any MedImmune Compound or any other inventions that are necessary or useful for the Exploitation of any Licensed Antibody, Licensed Product or Combination, or that claim any Licensed Antibody, Licensed Product, Combination or Study Result.

1.105	“MedImmune Technology” means MedImmune Know-How and MedImmune

Patents.

1.106	“MedImmune Product Data” shall have the meaning assigned in Section 15.3(viii).

1.107	“MedImmune Triggered Termination” shall have the meaning assigned in Section 15.3.

1.108	“Net Sales” [***].

1.109

“NKG2A” means the human NKG2-Atype II integral membrane protein (also known as CD159 antigen-like family member A, NK cell receptor A, NKG2-A-activating NK receptor, or CD159a) and all isoforms, fragments or derivatives thereof (including homologs and orthologs of the human sequence) including the protein described in Schedule 1.109.

1.110	“Non-Exclusively Licensed Patents” means the Licensed Patents listed in Schedule 1.110.

1.111

“Novo Nordisk Patents” shall mean those patents licensed to Innate under an agreement with Novo Nordisk A/S dated 28 March 2006 (as amended), being those patents owned by Novo Nordisk as listed in Schedule 1.95.

1.112

“Other Promotional Activities” means both off line and online activities including but not limited to, sales activities, other than Detailing, such as sales training, sales meetings; marketing activities such as advertising and promotion; and medical or scientific affairs activities such as conferences, speakers bureaus, and continuing medical education activities; provided that all such activities shall be in accordance with the USFDA Office of Prescription Drug Promotion.

1.113

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, non-provisional applications, and continued prosecution patent applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates, patent term extensions and the like) of the foregoing patents or patent applications (a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.114	“Payments” shall have the meaning assigned in Section 10.26.

1.115

“Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.116	“Phase 1 Clinical Trial” means any clinical study conducted on human subjects [***].

1.117

“Phase 2 Clinical Trial” means any clinical study that is not intended to be used as a pivotal study for purposes of seeking Regulatory Approval in any country within the Territory that is conducted on human patients [***].

1.118	“Phase 3 Clinical Trial” means any clinical study used as a pivotal study for purposes of seeking Regulatory Approval, [***].

1.119	“Phase 4 Clinical Trial” means any clinical study of a pharmaceutical product on human subjects commenced [***].

1.120

“Pre-Approval Activities” means all activities undertaken with respect to a Licensed Product prior to First Commercial Sale and in preparation for the launch of such Licensed Product in the EU. Pre-Approval Activities shall include without limitation advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution, and enforcement, and other activities included within the Global Commercialization Plan or (as applicable) EU Commercialization Plan prior to the First Commercial Sale of a Licensed Product.

1.121	“Principal Investigator” means the person responsible for the conduct of a Clinical Trial at a Clinical Trial site.

1.122	“Product Information” shall have the meaning assigned in Section 11.2.

1.123	“Product Trademark” shall have the meaning assigned in Section 12.16(i).

1.124	“Profit/Loss” means the Net Sales of the Licensed Product in Europe less [***].

1.125	“Promotion” means solely for the purposes of this Agreement and notwithstanding any more general meaning of the word “promote” in common parlance or as an industry term, means:

(i)

the conduct of activities of the Parties to promote the use, prescription, dispensing, administration or sale of the Licensed Products under the Licensed Product trademark in the Field in the Territory, for commercial purposes, all in accordance with the approved Licensed Product labelling information, including Detailing; and

(ii)	Medical science liaison and Medical Education Activities related to the Licensed Products in the Field in the Territory,

in each case in accordance with the applicable EU Commercialization Plan and having such activities undertaken by an Affiliate or, to the extent permitted under this Agreement and in accordance with the terms of this Agreement, a Third Party.

“Promote” shall have a corresponding meaning. For the avoidance of doubt,

Promotion shall not include any Development activities.

1.126	“Promotion Proposal” shall have the meaning assigned in Section 8.11.

1.127

“Regulatory Approval” means any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Health Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market a Licensed Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction if necessary or desirable, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labelling approval.

1.128	“Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 2006 or any equivalent laws in the applicable country.

1.129

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all Clinical Trials, in each case relating to obtaining or maintaining Regulatory Approval of Licensed Products, including all INDs, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.130

“Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Health Authority, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity or orphan drug exclusivity) or any other exclusivity afforded by restrictions which restrict the granting by a Regulatory Health Authority of Regulatory Approval to market a Generic Product.

1.131	“Regulatory Health Authority” means any applicable national (for example,

FDA or Japan’s Pharmaceuticals and Medical Devices Agency), supranational (for example, the EMA), regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Antibodies or Licensed Products in the Territory, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.

1.132	“Research” means the discovery, identification, research, characterisation, modification, derivatisation, optimisation and preclinical testing of pharmaceutical products.

1.133	“Safety Agreement” shall have the meaning assigned in Section 4.24.

1.134	“Sales Collaboration Committee” or “SCC” means the committee described in Section 8.6.

1.135

“Senior Executives” means (i) [***] and (ii) [***]. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement.

1.136

“Serious Adverse Event” means any untoward medical occurrence that at any dose results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity or is a congenital anomaly/birth defect (CPMP/ICH/377/95). Serious Adverse Event includes any event affecting patient safety that Applicable Law requires reporting to a Regulatory Health Authority.

1.137	“Signing Date” means the date of the exercise of the Option by MedImmune pursuant to the Development and Option Agreement.

1.138	“Specification” means the specification applicable to the Manufacture, packaging, labelling and storage of any Licensed Antibody or Licensed Products, in effect at a given time.

1.139	“Statistical Analysis Plan” shall have the meaning assigned in Section 4.11.

1.140	“Study Results” means any data and information generated as a result of the Clinical Trials performed as part of the Development Plan.

1.141	“Sublicensee” shall have the meaning assigned in Section 3.2.

1.142

“Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.143	“Tax Authority” means any Governmental Body authorized to levy Tax.

1.144	“Term” shall have the meaning assigned in Section 15.1.

1.145	“Territory” means the world.

1.146	“Third Party” means any Person other than Innate or MedImmune, or their respective Affiliates.

1.147	“Third Party Agreements” shall mean those agreements listed in Schedule 1.147.

1.148	“Third Party Claims” shall have the meaning assigned in Section 16.2.

1.149	“Third Party Payments” shall have the meaning assigned in Section 10.20.

1.150	“Transfer Price” means the Manufacturing Cost of the transferred Licensed Antibody or Licensed Product.

1.151

“Triggered Termination” means, as the context requires, either a MedImmune Triggered Termination or (ii) termination by MedImmune for Innate’s uncured material breach pursuant to Section 15.1(i) or Innate’s insolvency pursuant to Section 15.2(iii).

1.152	“Unexpected Transfer Employee” shall have the meaning set out in Section 16.7.

1.153

“Valid Claim” means a claim of an issued and unexpired patent or pending patent application within the Licensed Patents that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within [***] after the filing date, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of any issued patent (from and after which time the same would be deemed a Valid Claim subject to the first sentence of the definition above).

1.154	“Written Disclosure” shall have the meaning assigned in Section 14.3.

2	CONSTRUCTION; COMPETITION LAW CLEARANCE

2.1

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience only and do not define, describe, extend or limit the scope or intent of any provision in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

2.2

No later than five (5) Business Days following the Signing Date or such later date as the Parties may agree, the Signing Date, the Parties shall jointly determine whether a filing under the HSR Act or any equivalent competition law statute or regulation (a “Competition Law Filing”) is required for the performance of this Agreement. Upon a joint determination that one or more Competition Law Filings are required, the Parties shall prepare and submit the required notification forms as soon as reasonably practicable (and for any filing under the HSR Act within ten (10) Business Days after such determination) and use reasonable efforts to obtain clearance for the transactions contemplated hereunder as soon as practicable. Subject to Applicable Law relating to the exchange of information, MedImmune shall have the right to direct all matters with respect to Competition Law Filings hereunder, consistent with its obligations hereunder, after consultation with Innate. Each Party will consult with the other on, and consider in good faith the views of the other Party in connection with, all of the information relating to such other Party that appears in any Competition Law Filing.    MedImmune shall bear all fees in connection with any Competition Law Filing and each Party shall bear their respective attorneys’ fees in connection therewith. This Agreement shall bind the Parties upon execution and continue in full force and effect unless and until the termination or expiration of the Agreement by its terms, provided, however, that each Party’s grant of license rights hereunder, MedImmune’s obligation to make the payments hereunder, and the Parties’ other rights and obligations hereunder in connection with the Development and Commercialization of the Licensed Antibodies and Licensed Products shall not become effective unless and until the date of either: 1) the receipt of all Competition Law Clearances or 2) the conclusion by the Parties pursuant to this Section 2.2 that no Competition Law Clearance is necessary for the implementation of this Agreement. Nothing in this Agreement shall require or be deemed to require either Party (or their Affiliates) to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, or to submit and respond to a formal discovery procedure initiated by the FTC or DOJ (i.e., a “Request for Additional Information and Documentary Materials” also known as a “second request”, or Civil Investigative Demand if a filing is not required under the HSR Act), in each case as a condition to obtaining antitrust clearance for the transactions contemplated hereunder. If Competition Law Clearance is not received in relation to both this Agreement and the Development and Option Agreement on or before ninety (90) days after the date on which both Parties have submitted to the FTC and DOJ their respective initial filings to request Competition Law Clearance of the transactions hereunder, then either Party shall have the right to terminate this Agreement without liability therefor at any time thereafter, but prior to receipt of Competition Law Clearance of the transactions contemplated hereunder, by written notice to the other Party. If Competition Law Clearance is obtained by the Parties in relation to this Agreement prior to the Signing Date this Section 2.2 shall have no effect and the Signing Date and Effective Date shall be the same date.

3	GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY

3.1	Exclusive License to MedImmune. Subject to the terms of this Agreement, Innate grants to MedImmune and its Affiliates:

(a)

an exclusive (including with regard to Innate and its Affiliates, except with respect to the retained rights set forth in Section 3.5 below) right and license under the Licensed Technology to Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products in the Field in the Territory;

(b)

a non-exclusive right and sublicense, under the Non-Exclusively Licensed Patents, to the extent necessary to Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products in the Field in the Territory; and

(c)

an exclusive (including with regard to Innate and its Affiliates, except with respect to the retained rights set forth in Section 3.5 below), right and license and right of reference in the Territory under Innate’s and its Affiliates’ rights, titles and interests in and to the Regulatory Documentation, INDs and Regulatory Approvals, to all other clinical and preclinical data and results contained in the Licensed Know-How, to Develop, Manufacture and Commercialize the Licensed Antibodies and Licensed Products in the Field in the Territory.

MedImmune shall be responsible for its Affiliates compliance with the terms of this Agreement as if MedImmune hereunder.

3.2	Sublicenses. Subject to Section 3.4, MedImmune and its Affiliates shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted under Section 3.1, to any other Person other than a Person Exploiting a Competing Product, provided that, in the event of a sublicense to anyone other than a MedImmune Affiliate, MedImmune shall provide Innate with at least [***] prior written notice and any such sublicense shall be consistent with the provisions of this Agreement. Where MedImmune or its Affiliates grants such sublicense to a Person that is not an Affiliate of MedImmune, and such Person is not a Distributor, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that (i) is granted a sublicense under the license granted to MedImmune and its Affiliates pursuant to Section 3.1 solely to enable such Person to provide contract research or development services or contract manufacturing services for MedImmune, its Affiliates or Sublicensees, and (ii) does not have the right to distribute, market or sell the Licensed Products, shall not be a “Sublicensee” for purposes of this Agreement. MedImmune, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses comply with all relevant terms and conditions of this Agreement.

3.3

Distributorships. Subject to Innate’s rights under the Co-Promote Option, MedImmune and its Sublicensees shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Licensed Products, with or without packaging rights. In circumstances where such appointed Person purchases its requirements of Licensed Products from MedImmune, its Affiliates or its Sublicensees, but does not otherwise make any royalty or other payment to MedImmune, its Affiliates or its Sublicensees with respect to Intellectual Property Rights, and where such Person is not an Affiliate of MedImmune and neither MedImmune nor any of its Affiliates or Sublicensees shares in the profits from, or has an equivalent interest in the proceeds from, the sale of Licensed Products by such Person, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 3.3 means the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs. MedImmune shall remain liable for any action or failure to act by the Distributor that would constitute a breach of this Agreement as if such action or failure were committed by MedImmune.

3.4

Co-Promotion Rights. MedImmune and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person(s), or to appoint one or more Third Parties to promote the Licensed Products without MedImmune in all or any part of the Territory outside of [***] for which Section 8 shall apply.

3.5

Rights Retained by Innate. Notwithstanding the foregoing, Innate retains the right under the Licensed Technology to (i) conduct the Development activities that may be assigned to be performed by Innate under the Development Plan; (ii) Manufacture or have Manufactured the Licensed Product in satisfaction of its obligations under Section 9; (iii) following the exercise of the Co-Promote Option, promote the Co-Promote Product in [***] subject to Section 8; (iv) conduct any other activities expressly assigned to Innate by the DCC under this Agreement or as the Parties may otherwise mutually agree (collectively, the activities referred to in (i) to (iv) are the “Assigned Activities”); and (v) to Exploit the Licensed Technology to Research, Develop and Commercialize Licensed Products outside the Field, subject to the provisions of Section 3.17. Furthermore, Innate retains all rights under the Licensed Shared Patents with respect to all activities not related to Research, Development, Commercialisation or Exploitation of Licensed Products or any Competing Product, and/or all activities related to antibodies that bind KIR2DL1, -2 and/or -3.

3.6

Covenant not to Sue. MedImmune shall not, and shall procure that its Affiliates and Sublicensees shall not, anywhere in the world, institute or prosecute (or in any way aid any Third Party in instituting or prosecuting), at law or in equity, any claim, demand, action or cause of action for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against Innate alleging the infringement of any MedImmune Technology by Innate due to Innate’s performance of the Assigned Activities or its rights in compliance with this Agreement. For the avoidance of doubt, the covenant not to sue set forth in this Section 3.6 shall not apply in respect of any activities conducted by or on behalf of Innate or its Affiliates in conflict with this Agreement.

3.7	No Implied Rights. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder.

3.8

No Encumbrance. During the Term, Innate shall not assign, transfer, convey or otherwise encumber its rights to the Licensed Technology, or Regulatory Approvals, and shall not use any of the foregoing itself or grant any right, title or interest therein with respect to the Licensed Product in the Field to any Person, in all cases in a manner that is inconsistent with the exclusive licenses or other rights granted to MedImmune under this Agreement.

3.9	Exclusivity Term. MedImmune’s exclusive licenses granted under Section 3.1, shall expire [***]. Upon expiry of MedImmune’s exclusive licenses [***].

3.10

Assignment of Regulatory Documentation. MedImmune or its nominated Affiliate shall be the lead regulatory party and hold all Regulatory Documentation and Regulatory Approvals relating to Licensed Products. Innate hereby assigns to MedImmune all of its rights, titles and interests in and to all Regulatory Documentation, including, to the extent permitted by Applicable Laws, all INDs and Regulatory Approvals Controlled by Innate or its Affiliates as of the Effective Date and from time to time during the Term that relate to the Licensed Antibodies or Licensed Products. Innate shall duly execute and deliver, or cause to be duly executed and delivered such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to complete such assignment, or as MedImmune may reasonably request in connection therewith, or to carry out more effectively the purpose thereof, or to better assure and confirm to MedImmune its rights under this Section 3.10, at MedImmune’s cost and expense.

3.11

Confirmatory Patent Licenses. Innate shall, if requested to do so by MedImmune, immediately enter into short form confirmatory license agreement(s) in the form or substantially the form set out in Schedule 3.11 for purposes of (i) recording the licenses granted under this Agreement with such

Patent authorities in the Territory as MedImmune considers appropriate or (ii) otherwise being able to demonstrate the existence of the licenses granted to MedImmune under this Agreement to relevant authorities, including courts and other bodies, where required without having to disclose this Agreement in its entirety. Until the execution of any such confirmatory licenses, so far as may be legally possible, Innate and MedImmune shall have the same rights in respect of the licenses granted under this Agreement and be under the same obligations to each other in all respects as if such confirmatory licenses had been executed.

Non-compete and Restrictive Covenants

3.12

The words “Develop” and “Commercialize” and all variations thereof included in the below Sections 3.13 to 3.16 with reference to Competing Products shall include the activities described in the definitions of such words in Section 1, but with such activities being with respect to Competing Products rather than with respect to Licensed Product as set forth in the definition.

3.13

During the period starting on the Effective Date and continuing until the earlier to occur of (i) [***] and (ii) [***](such period, “Covenant Period 1”), neither Party nor any of its Affiliates (each, a “Restricted Party”) shall, either by itself or through a Third Party, except as otherwise expressly permitted in this Agreement, conduct any research or Development in respect of any Competing Product.

3.14

During the period starting on the Effective Date and continuing until [***] (such period, “Covenant Period 2”), no Restricted Party shall, either by itself or through a Third Party, except as otherwise expressly permitted in this Agreement, Commercialize any Competing Product in the Territory; provided that if this Agreement is terminated as a result of such Restricted Party’s Triggered Termination, then for the purpose of this Section 3.14, Covenant Period 2 shall expire on the first to occur of (i) [***] and (ii) [***].

3.15

Notwithstanding the foregoing, a Restricted Party’s’ direct or indirect acquisition by/of, or merger with, in whole or in part, a Person (or group of companies) or the business of a Person (or group of companies) having any activity contravening the covenants set forth above in Sections 3.13 and 3.14, shall not constitute a breach of such covenants, if:

(a)

within [***] following the closing of such acquisition or merger transaction, the Restricted Party shall provide the other Party with written notice of such transaction and the nature and stage of development of the Competing Product. The Parties will discuss in good faith whether it will be mutually beneficial that the Competing Product be included in their collaboration and the related terms.

(b)

If the Restricted Party is Medimmune, if the Competing Product has [***], and the Parties cannot reach an agreement pursuant to sub-Section (a) within [***] of the closing of the acquisition or merger transaction, then Medimmune shall notify Innate of its intention to either to either (i) divest of the relevant part of the Competing Product business or (b) terminate this Agreement. In such event, if MedImmune has elected to divest the Competing Product business, MedImmune (or, as the case may be, MedImmune shall cause its relevant Affiliate to) diligently pursues the sale or transfer to a Third Party of such business, and enter into (or, as the case may be, cause its relevant Affiliate to enter into) a binding definitive agreement with a Third Party for such sale or transfer no later than [***] after the closing of the acquisition or merger transaction under which the relevant business was acquired. If the Competing Product has [***], then, the provisions of this subclause (b) shall apply, mutatis mutandis, from the day on which Medimmune or its Affiliates decides to [***] with respect to such Competing Product and the reference date for computing the [***] and the [***] timelines shall be the date of such decision. Until consummation of the sale of transfer of the business relating to a Competing Product, for purposes of determining MedImmune’s diligence obligations under Sections 4.12 - 4.17, MedImmune’s Commercially Reasonable Efforts shall not take into account the existence of another MedImmune development program for a Competing Product, the Licensed Product’s competitive position with respect to such Competing Product, the relative profitability of the Competing Product or any other factors relating to such Competing Product.

(c)

If the Restricted Party is Innate, the DCC and other committees should be dismantled and, if MedImmune so requests, Innate shall cease to have an active role in the Development and Co-Promotion of the Licensed Product, provided that Innate shall retain its right to co-fund the Development of the Licensed Product and, if Innate does not provide its Co-Funding Withdrawal Notice, to share the Profit in accordance with Section 10.21.

(d)

The Restricted Party shall take appropriate steps and actions necessary (including by following commercially reasonable policies and procedures that are no less stringent than those customarily followed in the pharmaceutical industry when establishing firewalls) to ensure that, as applicable, there is no, direct or indirect, as applicable, disclosure, sharing or other use of any information obtained or discussed in connection with the Licensed Product and the Competing Product program.

3.16

The Parties agree that the restrictions contained in these Sections 3.13 to 3.15 are reasonable and necessary for the protection of the other Party’s and its’ Affiliates’ respective Confidential Information and business and investment in the Licensed Products, that such restrictions are reasonable in all the circumstances and that the Parties would not have entered into this Agreement without the protections afforded to them under these Sections 3.13 to 3.15.

3.17

Innate grants to MedImmune a first right to negotiate terms pursuant to which MedImmune’s rights under this Agreement could be expanded to include all fields of use in humans and animals outside the Field. MedImmune shall be entitled to exercise this right of first negotiation at any time during the term of this Agreement by written notice to Innate (“ROFN Notice”). If MedImmune serves an ROFN Notice the Parties will negotiate in good faith for a period of [***] following the date of the ROFN Notice the terms of such and expanded agreement. Innate shall not, and shall ensure that its Affiliates shall not, sell, transfer, assign, out-license, encumber or otherwise grant or offer any rights to (in whole or in part) the Licensed Technology in any field outside the Field without first offering to MedImmune the right to negotiate terms in accordance with this Section 3.17.

4	DEVELOPMENT

4.1

The purpose of the collaboration undertaken by the Parties under this Agreement (“Collaboration”) is for the Parties to collaborate in the development of Licensed Products in the Field in the Territory and for the Parties to share in certain costs and revenues related to the Licensed Products, as described in more detail herein. The Parties desire to establish the following committees to oversee the Collaboration and to provide a forum for discussion of matters relating to the Collaboration: Joint Project Team, Development Collaboration Committee and Sales Collaboration Committee.

Initial Studies under the Development and Option Agreement

4.2

Notwithstanding Section 4.1, if MedImmune exercises the Option before the final Initial Study has been completed (i.e., before the final study report for such Clinical Trial is completed and approved in accordance with Innate’s quality assurance procedures), Innate shall use Commercially Reasonable Efforts, at its cost in accordance with the Development Plan (as such terms are defined in the Option Agreement), regardless of its receipt of an Option Notice within the Option Period, continue or commence, as applicable, all of the Initial Studies or any part of them, in accordance with the provisions of Section 3 of the Development and Option Agreement as if the Option had not been exercised, provided that MedImmune may, subject to Applicable Law, elect to assume the responsibilities and obligations of Innate in relation to the Initial Studies in which case the provisions of Section 4.4 will apply.

4.3

In the event that MedImmune exercises the Option as a result an S/R Notice, except to the extent, and for as long as, otherwise required under Applicable Laws or otherwise to protect the safety, health or well-being of any patient, upon its receipt of an Option Notice within the Option Period in accordance with the Development and Option Agreement, Innate shall discontinue any then remaining Initial Studies and any part of them at MedImmune’s request. MedImmune may elect to assume the responsibilities and obligations of Innate in relation to the Initial Studies, and any such Initial Studies shall be conducted at Innate’s cost in accordance with the Development Plan (as such term is defined in the Option Agreement).

4.4

In the event that, following exercise of its Option before the final Initial Study has been completed, MedImmune makes an election to take control of the Initial Studies, (i) the Parties will agree in good faith a detailed plan for transitioning such responsibilities and obligations from Innate to MedImmune, including estimated timelines for such activities, and shall use Commercially Reasonable Efforts in carrying out such transition plan, (ii) MedImmune will keep Innate regularly informed about the progress and results of the Initial Studies through the DCC, (iii) both Parties shall take such actions as may be reasonably required or useful to ensure a smooth and orderly transition of the Initial Studies to MedImmune, and (iv) the Parties shall cooperate in good faith to prepare as promptly as possible after the Effective Date all filings and other actions required by Applicable Laws to be made and taken in order to commence and conduct the Development of Option Products. All such filings and actions shall be approved in advance by MedImmune and be made and taken by or on behalf of MedImmune.

Development Plan and Development Budget

4.5

The Development of the Licensed Products shall be governed by a global Development Plan, which includes development plans approved by the DCC as set forth in this Section 4, and costs and expenses relating to the Development of Licensed Products shall be governed by a development budget approved by the DCC and set forth in the Development Plan (“Development Budget”). The Development Budget shall be broken down by Clinical Trials or other activities and by Calendar Quarter. Within [***] after the Effective Date, the parties, acting through the DCC, shall review and approve a Development Plan and Development Budget. The Development Plan will include, among other things, (i) the initial indication(s) for which the Licensed Product is planned to be Developed, (ii) other indications for which the Licensed Product may be developed, (iii) the proposed overall program of Development for the Licensed Product for any indications elected by MedImmune in each applicable Major Market, and any other applicable countries, including without limitation all material nonclinical studies, toxicology, pharmacology studies, formulation, process development, CMC, clinical studies, and regulatory plans and other main elements of obtaining Regulatory Approval in each applicable Major Market, and any other applicable country, (iv) critical activities anticipated to be undertaken, estimated timelines, decision points and relevant decision criteria, and (v) allocation of responsibilities between the Parties for the various activities to be undertaken under the Development Plan and estimated timelines; all based on what can reasonably be foreseen and planned at the time of preparation of the Development Plan. MedImmune shall review and submit an updated Development Plan and Development Budget to the DCC for approval at least annually during the Development Term.

4.6

The Development Plan and Development Budget shall also include the (i) allocation of Development and regulatory activities between the Parties on a country-specific or activity-specific basis, taking into consideration all relevant factors (including the strategic objectives and capabilities of each Party) and (ii) those activities in relation to which operational responsibility should be held by either MedImmune or Innate.

4.7

The Parties may, at any time, produce and submit to the DCC for comment a revised Development Plan and Development Budget in accordance with this Section 4. While the DCC is in effect, the DCC shall approve the Development Plan and Development Budget, and any revised Development Plan and Development Budget.

Development Lead

4.8

MedImmune shall take the lead in Developing the Licensed Products, with Innate performing such activities as may be allocated to it under the Development Plan. Each Party shall have primary responsibility for day-to-day activities and decisions relating to such Party’s allocated responsibilities, provided that such activities and decisions are consistent with the Development Plan and the authority granted to such Party thereunder.

Performance of Development Plan and Reporting

4.9

During the Development Term, each Party will report on the Development activities, if any, undertaken by it in accordance with the Development Plan at each meeting of the DCC or at such other intervals as may be set forth in the Development Plan. Whether provided during the period the DCC is in effect, or thereafter, the Development reports shall include a reasonably detailed summary of all results, data and material inventions and Know-How, if any, obtained from such Development activities. In addition, each Party will, at its own expense, make appropriate scientific and regulatory personnel available to the other Party, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep the other Party informed of Development activities conducted by such Party. Innate shall provide MedImmune with (i) access, upon MedImmune’s request, to all raw data and individual datasets obtained in relation to the Assigned Activities from such time when such data becomes available to Innate; (ii) the Study Results – as outlined in the relevant Statistical Analysis Plan within [***] after database lock of the respective study; and (iii) the relevant final report within [***] after database lock of the respective study. For the purpose of this Agreement “Statistical Analysis Plan” means a document that is prepared for the purpose of a Clinical Trial, that is approved by the DCC and that pre-specifies the statistical analyses to be performed (statistical methods, endpoint definitions, analysis sets and principles for the handling of missing data) and how the results from the relevant Clinical Trial will be presented.

4.10

Each Party shall provide all Clinical Trial results to the DCC in draft form as soon as reasonably practicable and shall provide each final report to the DCC, within [***] after finalization of the Clinical Trial report.

4.11

Each Party will have the right to use its Affiliates or Third Parties to perform Development activities allocated to it under the Development Plan, provided that any Affiliate or Third Party retained by Innate for such purpose that is not listed in Schedule 4.11(a) (as such Schedule may be amended by the DCC from time to time after the Effective Date) shall first have been approved by MedImmune, such approval not to be unreasonably withheld, and further provided that Innate will use Commercially Reasonable Efforts to obtain agreement by the Third Parties listed on Schedule 4.11(a) to comply with the MedImmune Code of Conduct (as set forth in the website set forth in Schedule 4.11(b)) within [***] after the Effective Date, and Innate shall confer with the DCC if it is unable to obtain such agreement by any such Third Party.

Diligence

4.12

MedImmune shall use Commercially Reasonable Efforts to (i) continue Development of each Licensed Product in respect of which clinical Development has been initiated and (ii) Develop and obtain Regulatory Approval for each such Licensed Product at least in each country of the Major Markets and [***].

4.13

The responsible Party (as set forth in each Development Plan) shall use Commercially Reasonable Efforts to Manufacture or have Manufactured Licensed Antibody and Licensed Product for use in the Development and Commercialization thereof in accordance with Section 9.

4.14

Upon approval of a Drug Approval Application in each of [***], (i) if pricing and reimbursement approval is not necessary in any country in such jurisdiction, MedImmune shall use Commercially Reasonable Efforts to achieve First Commercial Sale of such Licensed Product in such country(ies) within [***] after approval of the Drug Approval Application, or (ii) if pricing and reimbursement approval is necessary in such jurisdiction, MedImmune shall use Commercially Reasonable Efforts to obtain such pricing and reimbursement approval in such country(ies) as soon as possible, and shall use Commercially Reasonable Efforts to achieve First Commercial Sale in such country(ies) within [***] after receipt of pricing and reimbursement approval.

4.15

MedImmune shall use Commercially Reasonable Efforts to Commercialize Licensed Products in at least each country of the Major Market [***]. Subject to its exercise of the Co-Promote Option, Innate shall use Commercially Reasonable Efforts to Co-Promote the Co-Promote Licensed Product in [***].

4.16

MedImmune shall perform, or cause its Affiliates or Third Party contractors to perform, its responsibilities under this Agreement, and Innate shall perform, or cause its Affiliates or Third Party contractors to perform, the Assigned Activities, in each case, in compliance with this Agreement and all Applicable Laws. For the avoidance of doubt, MedImmune shall not be obligated to obtain Regulatory Approvals for, or Commercialize, a Licensed Product which has not been the subject of a Development Plan.

4.17	Each Party shall use Commercially Reasonable Efforts to complete its Development activities in accordance with the Development Plan. With respect to each Clinical Trial, each Party shall (i) cause the relevant Principal Investigators, relevant study sites and any contractors involved in the performance of such study to conduct the respective study in accordance with this Agreement, including the provisions set out in this Section 4.17, and (ii) shall, and shall cause the relevant Principal Investigators, relevant Clinical Trial study sites and any contractors involved in the performance of the Clinical Trial to, comply with all safety reporting procedures set forth in the Safety Agreement in connection with its performance of such studies.

4.18

A Party shall not be liable for any failure to comply with its obligations under this Agreement to the extent caused by a breach by the other Party of its obligations hereunder and provided that the non-breaching Party shall use Commercially Reasonable Efforts to mitigate such situation.

Back-Up Licensed Antibodies

4.19

Either Party may propose that the Development Plan should include the Development of a Back-Up Licensed Antibody. The Parties will discuss any such proposal in good faith and in particular whether Innate should bear [***] of the Development Costs associated with Developing such a Back-Up Licensed Antibody and the revised financial terms applicable to any Licensed Product containing such a Back-Up Licensed Antibody to replace those set out in Section 10. If Innate does not want to co-fund the Development Costs of such a Back-Up Licensed Antibody, MedImmune shall be entitled to Develop such Back-Up Licensed Antibody on its own and shall bear all associated Development Costs. The Parties will negotiate in good faith for a period of [***] the financial terms applicable to any Licensed Product containing such a Back-Up Licensed Antibody to replace those set out in Section 10. A failure by the Parties to reach agreement on such terms shall not preclude MedImmune from developing or commercializing a Back-Up Licensed Antibody or from otherwise exercising the rights and licenses granted to it by Innate under this Agreement. However, in the event of a failure by the Parties to reach such agreement within the aforementioned [***] period or any extension of such period mutually agreed by the Parties or otherwise in the event of a dispute as to the financial terms for such a Back-Up Licensed Antibody, each Party shall be entitled to escalate the matter in accordance with Section 17.2 and, if applicable, to refer the matter to arbitration in accordance with Section 17.3.

Transition

4.20

Following the Effective Date, the Parties will promptly meet to coordinate the transition of Development and regulatory activities from Innate, its Affiliates or Third Parties to MedImmune, its Affiliates or its designated Third Parties in a manner so as not to unduly delay or hamper the Development of Licensed Products. The Parties will agree a detailed transition plan which plan will set out in detail the activities to be undertaken, the Party responsible for the activity and an estimated timeframe for the completion of the activity. Unless otherwise agreed, the Parties will each bear their own costs associated with carrying out the activities in the transition plan. Without prejudice to the foregoing, each Party shall at its cost do all things required in order to achieve a smooth transfer of the Development of the Licensed Products to MedImmune as a quickly as possible following the Effective Date.

4.21

The Parties shall cooperate in good faith to prepare as promptly as possible after the Effective Date all filings and other actions required by Applicable Laws to be made and taken in order to commence and conduct the Development. All such filings and actions shall be approved in advance by MedImmune and be made and taken by or on behalf of MedImmune.

Manufacturing

4.22

Innate shall use Commercially Reasonable Efforts to maintain in full force and effect all agreements with contract manufacturing organisations and Third Parties undertaking Clinical Trials and studies on its behalf, in both cases in relation to the Licensed Antibodies, in place as at the Effective Date and shall not act or fail to act in manner which it knows or should reasonably anticipate may lead to termination or material breach of such agreements. If requested by MedImmune and consistent with the Development Plan, Innate will use Commercially Reasonable Efforts to permit MedImmune to purchase Licensed Antibody pursuant to such agreements.

Supply of Materials for Development

4.23

In the event that it becomes reasonably necessary for one Party to provide the other Party with tangible research or biological Materials (other than a Licensed Product for clinical or commercial use) in connection with the performance of activities hereunder, the Parties may enter into an appropriate material transfer agreement related thereto, which agreement will be subject to this Agreement and will be interpreted in a manner consistent with the terms hereof.

Adverse Event Reporting and Product Recall

4.24

MedImmune will hold the safety database for the Licensed Antibodies and the Licensed Products and Innate will provide safety information as required by Applicable Laws, in a timely manner. Within [***] of the Effective Date and in any event prior to the initiation of the Development, the Parties will enter into a detailed safety agreement (the “Safety Agreement”), governing, among other things, appropriate adverse event reporting procedures relating to Licensed Products and reflecting the provisions set forth above in this Section 4.24.

4.25

In the event that any Regulatory Health Authority issues or requests a recall or takes similar action in connection with the Licensed Antibodies or the Licensed Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall promptly advise the other Party thereof. Following notification of a recall, MedImmune shall have the right to decide whether to conduct a recall or market withdrawal (except in the case of a recall required by Regulatory Health Authority) in the Territory and shall have control of the manner in which any such recall or market withdrawal shall be conducted. MedImmune shall bear the expenses of any recall of a Licensed Product.

5	JOINT PROJECT TEAM AND DEVELOPMENT COLLABORATION COMMITTEE

Joint Project Team

5.1

Provided that Innate has not issued a Co-Funding Withdrawal Notice within the Opt Out Period, MedImmune and Innate shall establish and maintain a Joint Project Team (the “JPT”) and appoint Alliance Managers pursuant to Section 5.4.

5.2

The JPT shall remain in effect as from the Effective Date and for as long as Innate is actively performing any Development activities assigned to Innate under the Development Plan or any Co-Promotion in accordance with Section 3.4. The JPT shall serve as a joint working group for the purpose of implementing the Development Plan, coordinating the practical aspects of the Parties’ collaboration and Co-Promotion under this Agreement, handling day-to-day issues in relation thereto, facilitating communication between the Parties in respect thereof and otherwise performing such specific tasks as may be assigned to it by the DCC.

5.3

The JPT shall consist of two project leaders, one appointed by MedImmune and the other by Innate, and such additional members as each Party may appoint from time to time as necessary or useful for the performance of the JPT’s responsibilities hereunder. Each Party shall have the right to withdraw or replace its JPT representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent position and experience as the representative that such person replaces. MedImmune and Innate shall each bear all expenses of its JPT members related to such members’ participation on the JPT. Each Party’s representatives on the JPT as of the Effective Date are set forth in Schedule 5.3.

5.4

Alliance Managers. Within [***] following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties (and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of the collaboration). Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Each Party’s Alliance Managers shall be entitled to attend all Committee meetings. Each Alliance Manager may bring any matter to the attention of the Committees where such Alliance Manager reasonably believes that such matter requires attention of the Committees. Each Alliance Manager shall be responsible with creating and maintaining a collaborative work environment within and among the Committees.

Development Collaboration Committee

5.5

Innate and MedImmune shall establish a development collaboration committee in accordance with this Section 5 (the “DCC”). The DCC shall remain in effect as from the Effective Date through the end of the Development Term. If the DCC is disbanded pursuant to the preceding sentence and the Parties thereafter decide to commence or re-commence any Development activities, the DCC shall be re-established and remain in effect until for the duration of performance of such Development activities.

5.6

The DCC shall serve as a forum for discussing and sharing Information and materials; discussing strategy regarding the Development of the Licensed Products; and discussing the allocation of Development activities to be conducted by Innate and MedImmune. The DCC’s responsibilities are more fully set forth in Section 5.7 below.

5.7

Each Party shall appoint three (3) representatives as its voting members of the Development Collaboration Committee. Each Party’s representatives on the DCC as of the Effective Date are set forth in Schedule 5.7. The DCC shall be chaired by a representative of MedImmune. The chairperson shall be responsible for calling meetings, setting the agenda, circulating the agenda at least [***] prior to each meeting and distributing minutes of the meetings within [***] following such meetings (provided that the chairperson may elect to delegate the performance of its responsibilities to other members of the DCC from time to time), but will not otherwise have any greater power or authority than any other member of the DCC. The chairperson shall coordinate with each Party to schedule each DCC meeting in good time in advance of such meeting. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate information and materials as early as reasonably practicable in advance of such meeting, but no less than three (3) Business Days. The chairperson shall not unreasonably reject any proposed call for a DCC meeting or proposed agenda items made by either Party. At least one (1) member of the DCC selected by Innate and one (1) member of the DCC selected by MedImmune shall have substantial experience in pharmaceutical product research and development, and all of the members of the DCC shall have such expertise as appropriate to the activities of the DCC. Each Party may replace its members of the DCC upon written notice to the other Party, provided that any such substitute member shall have substantially the equivalent functional expertise, experience and seniority as the member that such person replaces provided that the Parties shall use Commercially Reasonable Efforts to keep replacements to a minimum. From time to time, the DCC may invite non-voting personnel of either Party to participate in discussions of the DCC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party who are under written obligations of confidentiality to such Party as DCC observers who may attend the DCC meetings in an observational or advisory capacity only.

5.8

The DCC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every three (3) months. Meetings of the DCC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the DCC, or may be held via internet, telephonically or by videoconference; provided that at least two (2) meetings per year shall be held in person. Meetings of the DCC will be effective only if at least two DCC members of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the DCC attending or otherwise participating in DCC meetings.

Responsibilities of the DCC

5.9

The DCC’s responsibilities will include, among others, (i) reviewing and approving the Development Plan and Development Budget, and any amendments thereto, (ii) reviewing and approving protocols for nonclinical studies and Clinical Trials and any amendments or modifications to such protocols or studies, (iii) performing quarterly reviews of the progress of Development and considering any proposed additional studies, (iv) facilitating the exchange of information and materials, (iv) facilitating the timely transfer of Manufacturing responsibility to MedImmune in accordance with Section 9, (v) reviewing and advising on a proposal by either Party to stop a Clinical Trial of a Licensed Product, (vi) reviewing and commenting on allocation of responsibility for Development activities between the Parties, (vii) discussing each Party’s progress under the Development Plan, including reviewing progress toward timelines and budget, Study Results and the status of achieving Regulatory Approval; (viii) providing strategic direction and consultation with respect to Development of Licensed Products; (ix) coordinating communication between the Parties; (x) resolving disputes between the Parties relating to the Development Plan, and (xi) performing such other functions as designated to the DCC under this Agreement or mutually agreed between the Parties. Notwithstanding anything to the contrary set forth in this Agreement, the DCC will have no authority to (a) amend, modify or waive compliance with this Agreement or otherwise impose any obligation on the Parties in deviation from this Agreement, or (b) resolve any dispute concerning the validity, compliance with, or breach of, this Agreement.

5.10

The DCC shall make decisions on all matters within the scope it its authority only by unanimous consent, with the MedImmune voting members cumulatively having one (1) vote and the Innate voting members cumulatively having one (1) vote, irrespective of the number of members actually in attendance at a meeting. In the event that unanimity cannot be reached by the DCC on a matter before it for decision within [***] after the matter was first considered by it then the matter may be referred by either Party to the Senior Executives, who shall meet (in person, via internet, telephonically or by videoconference) and attempt to resolve the matter within [***] of such referral. In the event that the Senior Executives are unable to reach consensus within such [***] period, [***].

6	GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION AND REGULATORY MATTERS

Information Disclosure; Assistance; Record Keeping

6.1	Innate acknowledges that it has, prior to the Effective Date, made available to MedImmune all material Regulatory Documentation Controlled by Innate or its

Affiliates and tangible and electronic embodiments of all material Licensed Know-How existing as of the Effective Date. After the Effective Date, and promptly following MedImmune’s request to do so, Innate shall transfer to MedImmune copies of all of the Essential Documents (as defined in Chapter 8 of ICH-GCP) that are Controlled by Innate relating to IPH2201 (the “Essential Documents”). Innate will have the right to retain original copies of the foregoing but shall make such original copies available to MedImmune at Innate’s site of business for inspection upon reasonable advance written notice by MedImmune.

6.2

After the Effective Date, to the extent not done so already, Innate shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to MedImmune, in whatever form MedImmune may reasonably request, as soon as reasonably practicable after the earlier of the development, making, conception or reduction to practice of each of the following: copies or tangible embodiments of all Regulatory Documentation Controlled by Innate. Subject to Section 6.5 Innate will have the right to retain original copies of the foregoing, and shall make such original copies available to MedImmune at Innate’s site of business for inspection upon reasonable advance written notice by MedImmune.

6.3

Without prejudice to its other obligations under this Agreement, including activities explicitly assigned by the DCC to be performed by Innate in connection with the Development hereunder, Innate shall, at its cost and expense, provide MedImmune with all reasonable assistance required in order to transfer the Licensed Know-How to MedImmune in a timely manner or, at the cost and expense of Innate, assist MedImmune with respect to the practice of the Licensed Know-How in connection with Development, Manufacture or Commercialization of the Licensed Products.

6.4

From and after the Effective Date, each Party shall maintain, or cause to be maintained, records of its Development activities under this Agreement, including the Essential Documents and including records in the form of laboratory notebooks, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes including GLP and GCP, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Laws. Each Party shall have the right, during normal business hours and upon reasonable prior notice, to inspect any such records of the other Party.

Regulatory Matters

6.5

Following the transfer of the Regulatory Documentation, including INDs to MedImmune pursuant to Section 3.9, subject to the terms set forth below, MedImmune shall be solely responsible for all regulatory filings and communications with each Regulatory Health Authority with respect to that Regulatory Documentation including any INDs relating to the Licensed Product, and MedImmune shall be solely responsible for any and all subsequent filings and communications with the Regulatory Health Authority including, without limitation, for the preparation and filing of all additional INDs relating to the Licensed Product and for providing, in the format required by Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities for Regulatory Approval of Licensed Products, including without limitation data from all Clinical Trials and all Manufacturing and controls information required for Regulatory Approval of such Licensed Product by the Regulatory Health Authorities. Notwithstanding the foregoing, MedImmune shall (i) provide Innate with copies of all material Regulatory Documentation received from Regulatory Health Authorities, (ii) provide Innate with advance copies of all material Regulatory Documentation for submission to Regulatory Health Authorities in the Major Markets, with sufficient time for Innate to review and provide comment, and give reasonable, good faith consideration to Innate’s suggestions therefor, (iii) permit at least one Innate representative to be present at all discussions and meetings with the EMA and the FDA relating to Licensed Products subject to Applicable Law and any applicable restrictions imposed by the FDA or EMA and (iv) generate true and accurate minutes of all discussions and meetings with Regulatory Health Authorities relating to Licensed Products in the Major Markets and provide copies of such minutes to Innate as promptly as possible following any such meeting.

6.6

During the Development Term, MedImmune shall keep Innate reasonably informed of the status of each pending or proposed IND application or Drug Approval Application covering a Licensed Product in the Territory through the DCC.

6.7

MedImmune shall immediately (within 24 hours) inform Innate in the event that Regulatory Health Authority threatens or initiates any action to remove a Licensed Product from any market in the Territory.

7	CO-FUNDING OF DEVELOPMENT

7.1

Subject to the remaining provisions of this Section 7 Innate shall participate in the funding of each of the Phase 3 Clinical Trials of Licensed Products supporting Drug Approval Application in [***], such funding to be provided by Innate in the amount of thirty percent (30%) of the total Development Costs for each of such Phase 3 Clinical Trials with the remaining seventy (70%) percent being provided by MedImmune, provided that neither Party shall be required to contribute more than their agreed percentage share of Development Costs for the Phase 3 Clinical Trials in accordance with the Development Budget. The Development Budget is anticipated to be [***] for each Clinical Trial in average across [***] and [***] in total based on up to [***]. To the extent that a Party’s share of the Development Costs in accordance with the Development Budget exceeds [***] in the case of Innate or [***] in the case of MedImmune of the anticipated budget of [***] per Phase 3 Clinical Trial, then the excess portion shall be payable by the Party sponsoring the applicable Phase 3 Clinical Trial. The non-sponsoring Party’s share of the Development Costs of the subsequent Phase 3 Clinical Trial shall be increased by such excess amount provided that the non-sponsoring Party’s share shall never exceed [***] of [***]in the case of Innate and [***] of [***] in the case of MedImmune for any given Phase 3 Clinical Trial. For the avoidance of doubt, the excess amount shall not be payable other than pursuant to the preceding sentence and if it cannot be paid in accordance with the preceding sentence, it shall not be payable by the non-sponsoring Party. The Parties have agreed that the first Phase 3 Clinical Trial will be sponsored by MedImmune, as will any additional Phase 3 Clinical Trials related to Licensed Products unless the Parties otherwise mutually agree. An example of such payment mechanism is attached as Schedule 7.1. The Parties may agree that Innate’s co-funding amount pursuant to this Section 7.1 may be used to finance other Clinical Trials than the Phase 3 Clinical Trials. Innate shall have the option, upon providing written notice to MedImmune (“Co-Funding Withdrawal Notice”) within [***] after receiving MedImmune’s updated Development Plan and Development Budget in accordance with Section 4.2 (“Opt Out Period”), to not participate in the Co-Funding. Such right to withdraw shall be exercisable once only in respect of the first Licensed Product. If Innate does not provide a Co-Funding Withdrawal Notice within the Opt Out Period described above Innate will be obliged to provide co-funding with respect to the applicable Licensed Product as described in this Section 7.1.

7.2	If Innate provides a Co-Funding Withdrawal Notice, the following provisions shall apply:

(a)

Innate’s role on the DCC shall be limited to discussing with MedImmune the matters within the remit of the DCC but Innate shall have no rights to vote on any such matter and MedImmune shall have final say;

(b)	Innate’s Co-Promote Option shall terminate and be of no further effect;

(c)

Innate’s right to share in 50% of the Profit in Europe shall terminate. Instead Net Sales in Europe will be included for the purposes of the Sales Related Payments due under Section 10.5 and royalties under Section 10.11 and the first five subsequent Phase 3 Clinical Trial milestones payable pursuant to Section 10.2 shall each be reduced by [***] and all [***] milestones shall be extinguished entirely. For the avoidance of doubt, any other Payments shall remain unchanged.

7.3

Expense Sharing. The provisions set out in this Section 7.3 and in Section 7.4 -7.9 shall apply if Innate has not served MedImmune with a Co-Funding Withdrawal Notice within the Opt Out Period. The Parties will share all Development Costs related to the Phase 3 Clinical Trials of Licensed Products under the Development Plan and in accordance with the Development Budget (the “Shared Development Costs”) so that subject to Section 7.1, Innate pays thirty percent (30%) and

MedImmune shall pay the remainder as set out below in this Section 7.

7.4

Development Costs. Within [***] days after the end of each Calendar Quarter each Party will provide the other Party with detailed, itemized accounting of the Shared Development Costs incurred by it in undertaking its Development activities, which report shall be itemized on a Licensed Product-by-Licensed Product basis in such quarter in the form set forth in Schedule 7.4 or in such other form as the Parties may mutually agree from time-to-time. For clarity, for calculation of Costs pursuant to this Section with respect to any activity performed by a Third Party (including any subcontracted Third Party), the Costs shall be the pass-through costs, with no mark-up, charged to the applicable Party by such Third Party.

7.5	Income Taxes. Subject to Section 10.26 (Taxes), income and withholding taxes imposed on either of the Parties hereunder will not be included in cost sharing hereunder.

7.6

Exchange Rate. For the purposes of calculating the Shared Development Costs, the Parties’ Development Costs will be converted from local currency (if different from US Dollars) to US Dollars in accordance with Section 10.30 (Payment Currency).

7.7

Overruns. Each Party will promptly notify the other Party upon becoming aware that the anticipated Costs to be incurred by such Party for a given Calendar Year will be in excess of [***] of the aggregate amounts budgeted to be incurred by or on behalf of such Party for its activities for such Product in such Calendar Year in the then-current applicable Development Budget respectively (“Excess Costs”), will not be included in the calculation of the Development Costs for the purposes of this Section provided, that a given Excess Cost will be included to the extent such Excess Cost is or was attributable to: (i) a change in Applicable Law; (ii) a Force Majeure event; (iii) variation in actual patient enrolment from projected patient enrolment not caused by the default of the relevant Party; (iv) a change to a clinical trial protocol required or requested by any Regulatory Health Authority; (v) increases in the cost of raw materials; (vi) is approved by the DCC. Notwithstanding the foregoing, in no circumstance shall Innate be liable for Shared Development Costs with respect to any given

Clinical Trial or other activity in accordance with the Development Plan or any Development Costs other than in accordance with Section 7.1.

7.8

Reconciliation Discussion. In the event that either Party has any questions or concerns regarding the Development Costs reported by the other Party pursuant to this Section 7 it shall promptly notify the other Party with respect thereto and the Parties shall work together in good faith, including through involving any applicable Committee, to resolve such questions and concerns within [***] the end of each Calendar Quarter. In the event that a Party disagrees with, or identifies a discrepancy in, the Development Costs submitted by the other Party and the disagreement or discrepancy cannot be resolved or rectified between the Parties within a period of [***] of the matter being first raised by a Party, the Parties shall appoint an independent, internationally recognised accountant to review the alleged discrepancy. The costs of carrying out such review shall be borne by the Party requesting it unless the accountant finds a discrepancy in favour of the Party requesting of greater than [***] in which case the other Party will bear the costs

7.9

True-up. Within [***] after the end of each Calendar Quarter, the Party having paid more than its share of the Shared Development Costs (on a cumulative basis) shall deliver to the other Party an invoice for amounts to be reimbursed by the other Party, and the other Party shall make a balancing payment in order to effect the sharing of Development Costs as set forth in this Section within [***] after its receipt of such invoice.

8	COMMERCIALIZATION, CO-PROMOTION IN THE [***] AND SALES COLLABORATION COMMITTEE

8.1

MedImmune shall be responsible for all Promotion of the Licensed Products outside of [***] and, subject to the operation of Innate’s Co-Promotion rights in this Section 8, shall be responsible for all Promotion of the Licensed Products in [***]. In the event that Innate elects not to Co-Promote the Licensed Products in [***], in accordance with Section 8.3 below, all such activities shall be conducted, as between the Parties, solely by MedImmune (whether directly or by its Affiliates, Sublicensees or contractors (excluding Innate)) upon expiration of the notice period in accordance with Section 8.3.

Sole Promotion by MedImmune

8.2

With respect to Commercialization of Licensed Products (other than with respect to a Co-Promote Product in [***]), such Commercialization shall be conducted independently of Innate by MedImmune, its Affiliates and Sublicenses, and MedImmune shall provide to Innate its overall plans for Commercialization and launch of Licensed Products in the Territory (each a “Global Commercialization Plan”), which plans shall contain reasonable details as to the commercialization resources committed by MedImmune, timelines for launch and sale projections over [***] with respect to the Major Markets. MedImmune shall provide to Innate the first Global Commercialization Plan as soon as reasonably practicable following the Filing Date of the first Drug Approval Application for a Licensed Product in the Territory and updates within [***] from the beginning of each Calendar Year.

Co-Promote Option

8.3	Subject to the remaining provisions of this Section 8, Innate shall have the right to Co- Promote the Licensed Products in [***], (“Co-Promote Option”).

8.4

Promptly following the date on which MedImmune has filed for the first Drug Approval Application, the Parties shall meet to discuss whether or not Innate is interested in principle in exercising its Co-Promote Option. MedImmune shall provide Innate with reasonable details of its plans for Commercialization of the Licensed Product in [***] in advance of such meeting. No later than ninety (90) days after MedImmune notifies Innate that it has filed for the first Drug Approval Application for a Licensed Product in the EU, Innate shall provide to MedImmune a written notice confirming whether or not Innate is opting in to Co-Promote Licensed Products in the [***]. If Innate confirms in such notice that it is not exercising its Co-Promote Option, such notice shall be deemed to be a “Co-Promotion Withdrawal”. Any failure by Innate to notify MedImmune as to whether or not it is exercising its Co-Promote Option in [***] within such [***] shall also be deemed to be a Co-Promotion Withdrawal. Such right to withdraw shall be exercisable once only and must be exercised by way of a Co-Promotion Withdrawal pursuant to this Section 8.4 in respect of the first Drug Approval Application for the first Licensed Product. If Innate makes a Co-Promotion

Withdrawal, Innate’s right to share in the Profit/Loss shall be adjusted so that MedImmune receives/bears [***] and Innate receives/bears [***].

8.5

If Innate confirms to MedImmune in writing within the [***] referred to in Section 8.4 above that it does wish to exercise the Co-Promote Option MedImmune shall prepare detailed plans for Commercialization in the EU including plans for the launch of the Licensed Product in the EU (“EU Commercialization Plans”), and related budgets (the “EU Commercialization Budgets”), and shall furnish the SCC for discussion with such plans.

Sales Collaboration Committee

8.6

If Innate exercises its Co-Promote Option, Innate and MedImmune shall create, within [***] after such exercise, a Sales Collaboration Committee (“SCC”). The SCC shall remain in effect throughout the Term unless and until the Parties cease Co-Promotion of the Co-Promote Product in [***]. The SCC shall serve as a forum for discussing and sharing information and materials; discussing strategy regarding the Commercialization of the Co-Promote Product in the [***]; and discussing the allocation of Commercialization activities to be conducted by Innate and MedImmune, all in accordance with the Co-Promote Agreement and the provisions set forth below in this Section 8.

8.7

Composition of SCC. Each Party shall appoint three (3) representatives as its voting members of the Sales Collaboration Committee. The SCC shall be chaired by a representative of MedImmune. The chairperson shall be responsible for calling meetings, setting the agenda, circulating – where reasonably possible given the urgency of the matter at hand – the agenda at least ten (10) days prior to each meeting and distributing minutes of the meetings within thirty (30) days following such meetings (provided that the chairperson may elect to delegate the performance of such responsibilities to other members of the SCC from time to time), but will not otherwise have any greater power or authority than any other member of the SCC. The chairperson shall coordinate with Innate’s SCC members to schedule each SCC meeting in good time in advance of such meetings. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate information and materials as early as reasonably practical before each meeting of the SCC, but no less than three (3)

Business Days. The chairperson shall not unreasonably reject any proposed call for a meeting or proposed agenda items proposed by either Party. The chairperson shall coordinate with the Parties to schedule SCC meetings in good time in advance of the meetings. The members of the SCC shall have substantial experience in pharmaceutical sales and marketing and all of the members of the SCC shall have such expertise as appropriate to the activities of the SCC. Each Party may replace its members of the SCC upon written notice to the other Party, provided that any such substitute member shall have substantially the equivalent functional expertise, experience and seniority as the member that such person replaces provided that the Parties shall use Commercially Reasonable Efforts to keep replacements to a minimum. From time to time, the SCC may invite non-voting personnel of either Parties to participate in discussions of the SCC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party, who are under written obligations of confidentiality to such Party, as SCC observers who may attend the SCC meetings in an observational or advisory capacity only.

8.8

Responsibilities of the SCC. The SCC’s responsibilities will include, (i) reviewing and approving the EU Commercialization Plans and EU Launch Plans and related budgets, and reviewing plans for trademark selection for the Licensed Product in the EU, such plans shall be prepared and updated by MedImmune, (ii) receiving and providing to the Parties all sales, pricing, and financial reports pertaining to Pre-Approval Activities and Commercialization of the Licensed Product in the EU, (iii) facilitating the flow of information and materials with respect to the Commercialization of the Licensed Product in the EU, (iv) performing quarterly reviews of the progress of launch and Commercialization activities in the EU with respect to the Product, and (v) coordinating the efforts of the Parties in connection with Commercialization of the Licensed Product in the EU.

8.9

Meetings of the SCC. The SCC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every six (6) months. Meetings of the SCC will alternate between the offices of the

Parties, unless otherwise agreed upon by the members of the SCC, or may be held via internet telephonically or by video conference; provided that at least two (2) meetings per year shall be held in person. Meetings of the SCC will be effective only if at least two (2) SCC representatives of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred by its employees, consultants and its members of the SCC attending or otherwise participating in SCC meetings.

8.10

SCC Decision Making. The SCC shall endeavour to make decisions within its remit by unanimous consent, with the MedImmune members cumulatively having one (1) vote and the Innate members cumulatively having one (1) vote, irrespective of the number of members in attendance at a meeting. [***].

Allocation of Co-Promote activities in [***]

8.11

Within thirty (30) days of the later of: (a) creation of the SCC, and (b) receipt of the EU Commercialization Plans and EU Launch Plan, the Parties shall, based on such plans, provide to the SCC a joint proposal (“Promotion Proposal”) describing the Detail commitments and Other Promotional Activities proposed to be undertaken by Innate in connection with the Commercialization of the Licensed Product in [***]. Such Promotion Proposal shall include, among other things, (i) the level of, and target audience, for the Detailing to be performed by Innate in [***], which shall be [***] of the total Detailing efforts required in [***] for the Co-Promote Product, and (ii) any Pre-Approval Activities and Other Promotional Activities that the Parties propose Innate conduct in [***] which shall be [***] with respect to Medical Scientific Liaisons and, to the extent reasonably practicable, any Other Promotional Activities. In allocating these activities, Innate shall be given a meaningful role with respect to key opinions leaders in France. The Promotion Proposal shall be considered, discussed and approved by the SCC and the Parties or the SCC may propose further or alternative promotional activities to be undertaken by Innate.

8.12

Based on such discussions, Innate and MedImmune (or, at MedImmune’s option, one of MedImmune’s Affiliates) shall negotiate in good faith to execute as promptly as possible a separate agreement (the “Co-Promote Agreement”) that shall regulate the detailed activities and responsibilities of Innate in respect of the marketing and promotion of the Licensed Product in [***]. The Co-Promote Agreement shall contain such reasonable terms and conditions as the Parties deem appropriate.

8.13

Innate shall be entitled and obligated to carry out those promotional tasks agreed in the Co-Promote Agreement within [***] in respect of the Co-Promote Products, subject to relevant EU Launch Plans and EU Commercialization Plans.

Reimbursement of Commercialization Costs

8.14

Commercialization Costs. Within [***] after the end of each Calendar Quarter, each Party will provide the other Party with detailed, itemized accounting of its Commercialization Costs in accordance with the Global Commercialization Plan and EU Commercialization Budget, in such quarter in the form set forth in Schedule 8.14 or in such other form as the Parties may mutually agree from time-to-time.

8.15

Reimbursement. Within [***] after the end of each Calendar Quarter, Innate shall deliver to MedImmune an invoice for its Commercialization Costs incurred in such Calendar Quarter in accordance with the EU Commercialization Budget, and MedImmune shall pay such costs within [***] after its receipt of such invoice. In addition, within [***]after the end of each Calendar Quarter, Innate shall deliver to MedImmune an invoice for the total of any royalties or other sums payable by Innate to any Third Party with respect to Intellectual Property Rights that become Controlled by Innate and which MedImmune has agreed to reimburse Innate according to Section 1.34 after the Effective Date in connection with the Licensed Product, and MedImmune shall pay such costs within [***] after its receipt of such invoice.

8.16	Calculation. The procedures set forth in Section 7.8 shall apply mutatis mutandis to the reimbursement of Innate’s Commercialization Costs.

8.17

MedImmune (or, as the case may be, its Affiliates or Sublicensees) shall book all of their sales of each Licensed Product, coordinate the Manufacture and supply of all Licensed Products required for Commercialization, invoice Third Parties (including Distributors) that purchase Licensed Products from

MedImmune (or its Affiliates or Sublicensees), and collect payment for all Licensed Products sold by MedImmune (or its Affiliates or Sublicensees) both in the EU and outside of the EU.

9	MANUFACTURE AND SUPPLY

9.1

Initial Supply of Licensed Product. Innate shall assume initial responsibility for supplying IPH2201 for use in the Development of IPH2201 under this Agreement until such time as the Parties agree, but no later than the point at which manufacturing for the first Phase 3 Clinical Trial is due to start, MedImmune shall assume responsibility for such supply hereunder (the “Initial Supply”). Innate shall use Commercially Reasonable Efforts to procure, from its current contract manufacturing organization, such Initial Supply of IPH2201 as MedImmune may reasonably require in relation to the Development of the Licensed Product and in accordance with the Development Plan. Innate shall deliver the Initial Supply and perform the activities in such a manner and within such timelines as are required under the Development Plan. Innate will ensure that the Initial Supply is Manufactured, packaged, stored and labelled in accordance with Applicable Laws and the Specification.

9.2

Initial Supply of MedImmune Compound. MedImmune shall be responsible for the provision of such GMP quantities of the MedImmune Compound as are specified in the Development Plan or otherwise required for the conduct of the Development. In the event that Development activities involving MedImmune Compound are Innate’s Assigned Activities, MedImmune shall supply MedImmune Compound to Innate in accordance with the terms of a combination supply agreement which will be agreed by the Parties in good faith prior to any such supply being made. MedImmune will be responsible for any costs and payments (including without limitation upfront fees, annual fees, milestone payments and royalties) due to any Third Party in connection with the use of an MedImmune Compound in accordance with this Agreement.

9.3

Costs. The Parties will discuss and agree the Transfer Price on an annual basis. The Transfer Price for any Licensed Products or Licensed Antibodies supplied by Innate will be treated as a Development Cost. In the event that Innate is co-funding Development in accordance with Section 7, the Transfer Price shall be included in the calculation of Innate’s contribution in Section 7.4. In the event that Innate is not co-funding Development, the Transfer Price shall be reimbursed by MedImmune within [***] of the receipt of an invoice for the Transfer Price for Licensed Product supplied from Innate.

9.4

Manufacturing and Supply Agreement. If a manufacturing and supply agreement (“MSA”) is required with regard to the supply of Initial Supply by Innate, the Parties shall negotiate and agree in good faith the terms of such agreement. The Parties shall also enter into a separate Quality Assurance Agreement (“QAA”) that shall define the manufacturing and supply quality responsibilities of the Parties. The QAA shall further include provisions obligating Innate to report to MedImmune any regulatory compliance issues with its suppliers as well as any critical quality non-conformances relating to IPH2201. The MSA and the QAA shall be negotiated in good faith between the Parties and be executed within ninety (90) days following the Effective Date.

9.5

Transfer of responsibility. Subject to Section 9.1, MedImmune shall use Commercially Reasonable Efforts to assume responsibility for the supply of all Licensed Antibodies and Licensed Products for use in the Development and Commercialization of Licensed Products beginning with the supplies of drug substance necessary to conduct Phase 3 Clinical Trials of the Licensed Product and continuing thereafter for the remainder of the Term; provided, however, that MedImmune may, by written notice to Innate, elect to assume responsibility for Development work associated with the Manufacture of the Licensed Product or Licensed Antibody at any earlier time after the Effective Date. In such case, the timing of the transition of such activities, and the impact of the transition of such Development work on the supply of Licensed Product or Licensed Antibody for Clinical Trials, shall be determined by the DCC, taking into account, among other things, the contractual obligations that Innate may have to its current suppliers.

9.6

Material Transfer. The DCC shall coordinate the transfer of all Licensed Know-How and Materials Controlled by Innate that are necessary or useful to Manufacture Licensed Antibodies and Licensed Products. Such transfer shall take place in a manner and at such time as not to disrupt the manufacture and delivery of any Initial Supplies under Section 9.1. At such time as is determined by the DCC, Innate shall, and shall cause its manufacturing contractors at its own cost and expense to, provide to MedImmune or its designee, all reasonable assistance, including the right to observe the Manufacturing at a facility of Innate’s manufacturing contractors, and transfer all Licensed Know-How and Materials Controlled by Innate, that are necessary or useful to Manufacture the Licensed Antibodies and the Licensed Products, including without limitation all production and quality control Specification and process and manufacturing technology, for the purpose of allowing MedImmune or its designee to develop and establish such Manufacturing. MedImmune shall have the right to disclose all such information to Third Parties for purposes of allowing MedImmune to assess the feasibility of such Third Parties Manufacturing the Licensed Antibodies and the Licensed Products and to allow such Manufacturing. The Parties shall cooperate to obtain all necessary assurances and cooperation from any Third Party contract manufacturers of Licensed Antibodies or Licensed Products with respect to the foregoing material transfer activities. Innate covenants to MedImmune that any Third Party agreements under which Innate engages such Third Party to Manufacture Licensed Antibodies or Licensed Products contain provisions regarding the allocation of Intellectual Property Rights and rights in work product that are consistent with the terms of this Agreement and will enable Innate to fulfil its obligations to MedImmune under this Section 9.

9.7	Other Supply. MedImmune may supply Licensed Antibody or Licensed Products to any Third Party for any Third Party solely for use in the Field.

10	CONSIDERATION

Upfront fee

10.1

As partial payment for the rights and licenses granted to MedImmune by Innate under this Agreement, MedImmune shall pay to Innate a nonrefundable one-time upfront payment of one hundred million US dollars (USD 100,000,000) within [***] the Effective Date. The upfront payment shall not be refundable or creditable against any other payments MedImmune is obligated to make to Innate under this Agreement.

Milestone Payments

10.2

MedImmune shall make the following one-time, nonrefundable and non-creditable milestone payments to Innate within [***] receipt of an invoice from Innate (fulfilling the requirements set forth in Section 10.27) following the first achievement of each of the following milestone events for a Licensed Product containing IPH2201, subject to the limitations and additional provisions set forth below in this Section 10.

Milestone Event for a Licensed Product Containing IPH2201		Milestone Payment

I. Dosing of the first patient in the first Phase 3 Clinical Trial	A. For the first Phase 3 Clinical Trial to support a Drug Approval Application in a Major Market	US $100,000,000
	B. [***]	[***]

II.[***]	A. [***]	[***]

III.[***]	A. [***]	[***]

[***]

[***]

10.3

None of the milestone payments set forth in Section 10.2 shall be payable more than once, irrespective of the number of Licensed Products or indications that have achieved the milestone events or the number of countries in which such milestone events have been achieved, provided that milestone I(B) shall be payable up to [***].

10.4	Except as permitted in Section 10.2, no payments pursuant to Section 10.2 shall be creditable against any other payments MedImmune is obligated to make to

Innate under this Agreement.

Sales Related Milestones

10.5

MedImmune shall make the following one-time, non-refundable milestone payments to Innate within [***] after receipt of an invoice from Innate, fulfilling the requirements set forth in Section 10.29, following the first achievement of each of the following milestones in respect of Annual Net Sales of all Licensed Products containing IPH2201 in all countries subject to Section 10.8 below and subject to the limitations and additional provisions set forth below in this Section 10, including Section 1 0.21:

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

10.6	In the event that more than one of the sales milestones set forth in Section 10.5 are achieved in the same Calendar Quarter, the payment associated with each sales milestone achieved in such Calendar Quarter shall be due and payable [***] after MedImmune’s receipt of an invoice from Innate following the end of such Calendar Quarter.

10.7	Notwithstanding anything else set forth herein, no milestone payment pursuant to Section 10.5 will be made more than once.

10.8	The Territory shall exclude Europe for the purposes of the calculation of Annual Net Sales if Innate has not provided its Co-Funding Withdrawal Notice.

10.9

MedImmune will notify Innate as soon as reasonably practicable and not later than within [***] of the end of each Calendar Quarter if any of the milestones events set out above in Section 10.5 have been achieved in that Calendar Quarter.

10.10	Except as provided in Section 10.21, no payments pursuant to Section 10.5 shall be creditable against any other payments MedImmune is obligated to make to Innate under this Agreement.

Royalties

10.11

Subject to the provisions set forth below in Sections 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20 and 10.22, MedImmune shall pay to Innate, with respect to each Licensed Product containing IPH2201, an incremental royalty on aggregate Annual Net Sales of each such Licensed Product containing IPH2201 made by MedImmune, its Affiliates, or its Sublicensees as follows:

Portion of aggregate Annual Net Sales of relevant Licensed Product	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

[***]

10.12

The calculation of royalties under Section 10.11 shall be conducted separately for each Licensed Product. Thus, if MedImmune sells more than one Licensed Product in the Territory, the thresholds and ceilings in Section 10.11 shall apply separately to each Licensed Product. For purposes of the foregoing, all Licensed Products containing IPH2201 shall be deemed the same Licensed Product.

10.13	The Territory shall exclude Europe for the purposes of calculating royalties above if Innate has not provided its Co-Funding Withdrawal Notice.

10.14

Sales between MedImmune, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on MedImmune’s, its Affiliates’ and Sublicensees’ sales of the Licensed Products to a Third Party, including Distributors (but excluding, for the avoidance of doubt, Affiliates and Sublicensees). Royalties shall be payable only once for any given batch of the Licensed Products. For the purpose of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by MedImmune, its Affiliates or Sublicensees of free samples of Licensed Product or clinical trial materials, or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes to the extent that such transfer is made at the Transfer Price or less.

10.15	If, at any time, in any particular country in the Territory, a given Licensed

Product [***], then, the royalty rates set forth in the table in Section 10.11 shall be reduced by [***] for the purposes of calculating royalties due under this Agreement as from the first Calendar Quarter in which this Section 10.15 applies, and thereafter for so long as this Section 10.15 applies in such particular country. The calculation of the royalty reduction under this Section 10.15 shall be conducted separately for each Licensed Product in each country.

10.16

If, at any time, in any particular country in the Territory, (i) a Generic Product receives Regulatory Approval in such country and (ii) in any two consecutive Calendar Quarters such Generic Product(s), by unit equivalent volume in such country, exceed a [***] share of the market for the Licensed Product and relevant Generic Products; then, the royalty rates set forth in the table in Section 10.11 shall be reduced by [***] as from the first Calendar Quarter in which this Section 10.16 applies and thereafter for the remainder of the period during which royalties are payable with regard to such Licensed Product in such country. The calculation of the royalty reduction under this Section 10.16 shall be conducted separately for each Licensed Product in each country. For purposes of this Section “market” refers to the aggregate of the sales of the Generic Product(s) and the applicable Licensed Product in a country.

10.17

If, at any time, in any particular country in the Territory, a court or a governmental agency of competent jurisdiction requires MedImmune or its Affiliate or Sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell Licensed Product containing IPH2201 in one or more countries in the Territory (a “Compulsory License”), and the royalty rate for royalties payable to MedImmune, its Affiliate or Sublicensee on Net Sales (which term for the purpose of this Section 10.17 shall apply mutatis mutandis to sales by such grantee) of Licensed Product containing IPH2201 by or on behalf of such grantee of the Compulsory License is less than the royalty rate for royalties on Net Sales due to Innate pursuant to Section 10.11 in such country, then if MedImmune has in due time informed Innate of the start of such action or proceedings by such court or governmental agency of competent jurisdiction and taken into account Innate’s reasonable comments, the royalty rate applicable to Net Sales for royalties due to Innate in such country shall be reduced to be equal to the royalty rate for royalties payable by the grantee of the Compulsory License. The royalty rate reduction set forth herein shall be effective as from the first Calendar Quarter in which this Section 10.17 applies and thereafter for so long as this Section 10.17 applies. The calculation of the royalty rate reduction under this Section 10.17 shall be conducted separately for each Licensed Product in each country.

10.18

Any reductions set forth in this Section 10 shall be applied in the order in which the event triggering such reduction occurs, provided that in no event shall, due to the cumulative reductions set out in Sections 10 the royalties that would otherwise have been payable to Innate in application of the royalty rates set forth in the table in Section 10.11 be reduced by more than [***] in any given country. Credits not exhausted in any Calendar Quarter in any given country may however be carried into future Calendar Quarters in such country, subject to the foregoing sentence.

10.19

MedImmune’s obligation to pay royalties due under Section 10.11 shall expire, on a country-by-country basis, with respect to such Licensed Product, at the latest of: (i) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (or, in the case of any country in Europe, the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in any country in Europe), (ii) the expiry of the Regulatory Exclusivity covering the Licensed Product in such country and (iii) the date on which there is no longer a Valid Claim covering the use, manufacture or sale of Licensed Product in such country. At such time as MedImmune’s obligation to pay royalties under Section 10.11 have terminated in a country, the Net Sales of such Licensed Product in such country shall be excluded from royalty calculations under Section 10.11 (including for purposes of applying thresholds and ceilings).

10.20

Subject to Sections 12.9 and 12.10, if (i) MedImmune, [***] (“Third Party Payment”), then for the period during which MedImmune owes royalties to Innate hereunder, the amounts that would otherwise have been payable as royalties to Innate under this Agreement shall be reduced by [***] of all Third Party Payment payable by or on behalf of MedImmune to such Third Party. As used herein, [***].

10.21	In consideration of Innate paying thirty percent (30%) of the Shared Development Costs in accordance with Section 7.1 (including the limitations therein), Innate will be entitled to receive fifty percent (50%) of the Profit/Loss earned by MedImmune and its Affiliates on sales of the Licensed Products in Europe. MedImmune will provide a report to Innate within [***] of the end of each Calendar Quarter setting out the Profit /Loss in that quarter and if such calculation shows a Profit shall pay fifty percent (50%) of such amount to Innate within [***] of receiving an invoice for such amount from Innate. Any Loss shall be carried forward and offset against (i) subsequent Profits, (ii) any other sums due to Innate under this Agreement other than reimbursement of Development Costs and Commercialization Costs in accordance with this Agreement, provided that Innate shall always be entitled to receive, and MeImmune shall pay to Innate, any amount corresponding to payments which Innate is obliged to pass through to the applicable counter Party under the Third Party Agreements. Subject to the foregoing, no Profit will be shared hereunder until all Losses have been recouped by MedImmune. If after all Losses have been recouped pursuant to the preceding sentence, a Profit is made and shared equally between the Parties in [***] consecutive Calendar Quarters, any Loss which may be made in any period after such three (3) consecutive Calendar Quarters of Profit shall be borne by the Parties in equal shares and a balancing payment shall be payable by the applicable Party within [***] of receipt of an invoice from the Party which has borne more than fifty percent (50%) of any such Loss in any applicable Calendar Quarter.

Provisions affecting consideration

10.22

Combination Products. With regard to sales of the Licensed Antibodies when incorporated in or combined with another article, composition or product, which [***], and sold or otherwise supplied as a Combination Product [***], the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [***].

In the event that, with respect to any Combination Product, [***], Net Sales for purposes of determining royalty payments shall be calculated by [***].

[***]

[***].

[***].

[***].

For purposes of the calculations set forth in this Section 10.22, [***].

10.23

Separate Licensed Product. Notwithstanding anything else set forth in this Agreement to the contrary, the milestones and royalties in this Section 10shall not apply to development or commercialization of a Licensed Product for diagnostic, veterinary or any other use other than as a therapeutic pharmaceutical product in humans (“Separate Licensed Product”). If MedImmune develops a Separate Licensed Product, MedImmune shall pay to Innate such separate milestones and royalties for the development, commercialization or sale of such Separate Licensed Product as are commercially reasonable taking into account each Party’s respective investment to date in the Separate Licensed Product, the commercial potential of such product, the future cost of developing and commercializing such product, the then current stage of development and the probability of successfully launching such product. In the event that MedImmune decides to initiate development of a Separate Licensed Product, MedImmune shall notify Innate thereof in writing and the Parties shall thereafter negotiate in good faith within a period of [***] from such notice to agree on such separate milestones and royalties. A failure by the Parties to reach such agreement shall not preclude MedImmune from developing or commercializing a Separate Licensed Product or from otherwise exercising the rights and licenses granted to it by Innate under this Agreement. However, in the event of a failure by the Parties to reach such agreement within the aforementioned [***] period or any extension of such period mutually agreed by the Parties or otherwise in the event of a dispute as to the separate milestones and royalties for a Separate Licensed Product, each Party shall be entitled to escalate the matter in accordance with Section 17.2 and, if applicable, to refer the matter to arbitration in accordance with Section 17.1.

10.24

Sales by Sublicensees. In the event MedImmune grants sublicenses to one or more Sublicensees to make or sell Licensed Products to the extent permitted hereunder, such sublicenses shall include without limitation an obligation for the Sublicensee to account for and report its Net Sales of such Licensed Products on the same basis as if such sales were Net Sales by MedImmune, and MedImmune shall pay royalties to Innate as if the Net Sales of the Sublicensee were Net Sales of MedImmune.

10.25

Royalty Payments and Reports. The royalties payable under Section 10.11 shall be calculated quarterly as of the last day of each Calendar Quarter, for the Calendar Quarter ending on that date. MedImmune shall deliver to Innate a report summarizing the Net Sales of Licensed Products during each Calendar Quarter following the First Commercial Sale of a Licensed Product in the Territory. Such report shall be delivered within [***] following the end of each Calendar Quarter for which royalties are due from MedImmune. Any royalties payable to Innate or its designee under this Agreement shall be paid on the due date for the report in the foregoing sentence of this Section 10.25.

10.26

Taxes. The royalties, milestones and other amounts payable by MedImmune to Innate pursuant to this Agreement (“Payments”) shall [***] (and, if necessary, the receipt by MedImmune of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If MedImmune [***].

10.27

Notwithstanding anything to the contrary contained in this Section 10 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, MedImmune shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Innate in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Innate, in the case of payment of Indirect Taxes to Innate. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, MedImmune shall promptly inform Innate and shall cooperate with Innate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

10.28

Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Innate or any report required to be made by MedImmune shall be made by an Affiliate of MedImmune if such Affiliate is designated by MedImmune as the appropriate payer or reporting entity.

10.29

Mode of Payment and Invoice Requirements. All payments set forth in this Section 10, or otherwise in this Agreement due from MedImmune to Innate, shall be remitted by wire transfer to the bank account of Innate as designated in writing to MedImmune. All invoices submitted by Innate to MedImmune as provided in this Agreement shall fulfil the requirements set forth in this Section 10. Unless otherwise instructed by MedImmune, Innate’s invoices to MedImmune shall be sent to MedImmune Limited, Milstein Building, Granta Park, Cambridge, CB21 6GH, United Kingdom , and shall contain (a) MedImmune’s Agreement ID number or purchase order number, (b) the number and date of the invoice, (c) the latest date of payment, not to be less than [***] following MedImmune’s receipt of the invoice and in no event prior to the due date, (d) name and address of Innate, (e) invoice amount and currency (USD), (f) bank details, i.e. bank number and bank code, and (g) SWIFT-address and (h) contain Innate’s VAT number. All payments set forth in this Section 10, or otherwise in this Agreement due from Innate to MedImmune, shall be remitted by wire transfer to the bank account of MedImmune as designated in writing to Innate.

10.30

Payment Currency. All payments and reports required from MedImmune or Innate under this Agreement shall be paid and stated respectively in US dollars. With respect to amounts required to be converted into US dollars from another currency for calculation or payment hereunder, such amounts will be converted using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by whichever Party recorded the relevant receipt or expenditure, for the respective reporting period in its books and records that are maintained in accordance with IFRS, as applicable, and used for its external reporting. If a Party is not required to perform such a currency conversion for its IFRS reporting with respect to the applicable period, then for such period such Party will make such conversion using the rate of exchange calculated using the Foreign Exchange rates set at 14:15 CET and as published by the European Central Bank

(https://www.ecb.europa.eu/stats/exchange/eurofxref/html/index.en.html) on the second to last business day of the calendar month (or such other publication as agreed-upon by the Parties) in which such receipt or expenditure was incurred.

10.31

Set-off. Where a Party is due to make a payment to the other in accordance with the terms of this Agreement, that Party shall be entitled to set-off against such payment any amount owed to it from the other Party or that other Party’s Affiliates, under this Agreement or otherwise, provided that set-off shall not be permitted in respect of sums that are disputed, until such disputed payments have been agreed or finally determined by arbitration.

10.32

Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Licensed Products. The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Licensed Products transferred to such Party under this Agreement. The Parties shall co-operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.

11	CONFIDENTIALITY

11.1

At all times during the Term and for a period of [***] following termination or expiration thereof, each Party (the “Receiving Party”) shall (i) keep confidential and not disclose to any Third Party, other than its and its Affiliates’ officers, directors, other employees, contractors and advisors on a need to know basis, any Confidential Information provided to it by the other Party (the “Disclosing Party”) and (ii) not publish or otherwise use, directly or indirectly, for any purpose, such Confidential Information, except to the extent permitted by the terms of this Agreement or to the extent such use is necessary for the fulfilment of the Receiving Party’s obligations under this Agreement. The

Receiving Party shall cause all of its and its Affiliates’ officers, directors, other employees, contractors and advisors to whom the Receiving Party has disclosed Confidential Information to comply with confidentiality and non-use obligations at least as restrictive as those set out in this Agreement and shall be liable to the Disclosing Party for any breach thereof by such Affiliates, officers, directors, other employees, contractors and advisors.

11.2

Innate recognizes that by reason of, among other things, MedImmune’s status as an exclusive licensee pursuant to the grants under Section 3, MedImmune has an interest in Innate’s retention in confidence of information relating to the Licensed Antibodies or Licensed Products, and the Exploitation thereof. Innate shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, until the expiration of MedImmune’s obligation to pay royalties hereunder, keep confidential and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to perform Innate’s obligations under this Agreement or as expressly permitted hereunder, any Confidential Information relating to any Licensed Antibody or Licensed Product that is Controlled by Innate (“Product Information”). In the event this Agreement is terminated in its entirety, this Section shall have no continuing force or effect.

11.3

The obligations of confidentiality and non-use herein shall not extend to any Confidential Information that, in the case of Sections 11.1 and 11.2, (a) is or comes into the public domain without breach of this Agreement, (b) is received by a Party from a Third Party (other than an Affiliate of Disclosing Party) without any obligation of confidentiality and without breach of this Agreement, or, in the case of Sections 11.1 and 11.2, or (c) in the case of Section 11.1, the Receiving Party can prove was already in its possession without any limitation on use or disclosure prior to the Effective Date.

11.4

Nothing in this Section 11 shall prevent either Party from using and disclosing Confidential Information to the extent reasonably required for te Receiving Party’s performance of its obligations and exercise of its rights granted to it under this Agreement or other agreement between the Parties. In particular either Party shall be entitled to use and disclose Confidential Information of Innate relating to Licensed Products for Patent filing and prosecution purposes, for the purposes of making Drug Approval Applications and for the purposes of appointing Third Parties to manufacture Licensed Products; provided, however, that MedImmune may [***].

11.5

In addition each Party shall be entitled to disclose the terms of this Agreement on a confidential basis to actual or potential investors or in connection with any permitted assignment under this Agreement or in connection with any proposed grant of a sub-license by MedImmune as permitted by this Agreement, provided that in each case the Receiving Party shall cause any and all parties to whom such disclosure is made to comply with confidentiality and non-use obligations at least as restrictive as those set out in this Agreement and shall be liable to the Disclosing Party for any breach thereof by such parties.

11.6

This Agreement shall not restrict the Receiving Party from complying with a lawfully issued governmental order or legal requirement or requirement under applicable stock exchange rules to produce or disclose Confidential Information; provided, however, that, in the event of governmental orders, the Receiving Party shall promptly notify the Disclosing Party to enable the Disclosing Party to oppose the order or obtain a protective order and the Receiving Party shall cooperate fully with the Disclosing Party in any such proceeding. If the Receiving Party is legally required or required under applicable stock exchange rules to disclose Confidential Information, the Receiving Party and the Disclosing Party will endeavour to agree to a mutually satisfactory means to disclose such information. Nothing contained herein shall prohibit either of the Parties from immediately disclosing results of any Clinical Trial to the extent necessary to prevent or mitigate a serious health hazard; provided, however, that the Party intending to make such disclosure shall notify the other Party prior to and immediately after such disclosure and, to the extent it is reasonably practicable to do so, the nature and content of such disclosure shall be agreed between the Parties.

11.7

The Parties acknowledge that each of them shall use Commercially Reasonable Efforts to monitor scientific publications to prevent any adverse effect from premature publication relating to the Licensed Antibodies or Licensed Products. The Party wishing to make a publication or communication on shall provide a draft to the other Party, which will have [***] to provide comments. The Party proposing to make a publication or communication shall, in good faith, consider the comments made by the other Party and shall defer the publication or communication for a period of time not exceeding [***] if a Patent may be filed using the Data or Know How covered in the proposed publication or communication. MedImmune shall have the final decision making with respect to any proposed publication or communication, provided that MedImmune shall acknowledge the contribution of Innate to the development of the Licensed Product. Publications by Innate relating to Licensed Products following First Commercial Sale of the first Licensed Product by Innate shall only to be made with MedImmune’s prior written approval. MedImmune will use Commercially Reasonable Efforts to provide a copy of any proposed publication to be made following First Commercial Sale of the first Licensed Product to Innate before it is published. Notwithstanding the foregoing, neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent.

11.8	This Section 11 (other than Section 11.2) shall survive the termination or expiration of this Agreement for a period of ten (10) years.

12	OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

12.1

Disclosure. During the Term, each Party shall promptly disclose to the other Party all Arising IP (whether patentable or not) which is created by or on behalf of such Party as a result of carrying out the activities assigned to it under this Agreement.

Ownership

12.2

Innate shall retain all rights, title and interest in and to any and all Licensed Technology, subject only to the licenses granted to MedImmune in this Agreement. MedImmune shall retain all rights, title and interest in and to any and all MedImmune Technology. Subject to such licenses and the remainder of this Agreement, (a) if Innate has not provided its Co-Funding Withdrawal Notice, any Arising IP conceived or made by any Party or their employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall be jointly owned by the Parties and the relevant Party shall assign which shall transfer a [***] co-ownership interest in such Arising IP to the other Party, and (b) if Innate has provided its Co-Funding Withdrawal Notice, any Arising IP conceived or made by a Party or its employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall belong to such Party and any Arising IP conceived or made by both Parties or their employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall be jointly owned by the Parties as determined based on inventorship in accordance with US patent laws; provided that in either case any Arising IP arising from either Party’s conduct of CMC development work and solely related to such Party’s proprietary CMC technology shall be owned by such Party, and further provided that in either case any MedImmune Compound Arising IP conceived or made by a Party or its employees or independent contractors (including those of its Affiliates, Sublicensees and other Third Parties) shall belong to MedImmune. To the extent permissible under Applicable Laws, each Party will cause each employee and contractor (including those of its Affiliates, Sublicensees and other Third Parties) conducting work on its behalf under this Agreement to sign a contract that (i) compels prompt disclosure of all Arising IP, (ii) automatically assigns to such Party all right, title and interest in and to such Arising IP, and (iii) obligates such persons to maintain confidentiality in respect of the Arising IP (on terms at least as restrictive as those contained herein). Each Party will require each employee and contractor conducting work on its behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for regulatory purposes and purposes of pursuing Patent protection on inventions to properly reflect all work done.

Prosecution and Maintenance of Patent Rights

12.3

The Parties will each appoint a patent coordinator for the purposes of coordinating their activities under this Section 12. MedImmune (the “Responsible Party”) shall be primarily responsible for and shall use Commercially Reasonable Efforts in control the preparation, filing, prosecution (including without limitation conducting or handling any interferences, oppositions, action for declaratory judgment, nullity actions, reissue proceedings, reexaminations and challenges to title) and maintenance of the Licensed Patents (other than the Formulation Patent, the Non-Exclusively

Licensed Patents and the Licensed Shared Patents) and Patents claiming Arising IP (“Arising Patents”) (collectively, the “Controlled Patents”); provided that the Responsible Party shall provide the other Party with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any Controlled Patents (excluding any such Patents protecting MedImmune Compound Arising IP or any Arising IP relating to MedImmune’s proprietary CMC technology), and will consider comments received from the other Party with respect to such proposed filings, strategies and correspondence in good faith. Innate shall use Commercially Reasonable Efforts to explore [***] and, to the extent reasonably practicable, ensure [***].

12.4

The Responsible Party shall further be responsible for all costs and expenses associated with the filing, prosecution and maintenance of the Controlled Patents, and where applicable, the Licensed Shared Patents.

12.5

If the Responsible Party decides not to file, prosecute or maintain a Controlled Patent (excluding any such Patents protecting MedImmune Compound Arising IP or any Arising IP relating to MedImmune’s proprietary CMC technology), it shall give the other Party reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent. After receiving such notice, the other Party may elect by written notice to the Responsible Party within [***] after receiving such notice from the Responsible Party to file, prosecute and maintain the relevant Licensed Patent, at its sole cost and expense. If the other Party does so elect, the Responsible Party shall cooperate with Innate as necessary to enable Innate to perform such acts as may be reasonably necessary for Innate to file, prosecute or maintain such Patent, including the execution and filing of appropriate instruments and to facilitate the transition of such patent activities to Innate. For the avoidance of doubt, Innate shall not have any comment rights or rights to assume prosecution of any Arising Patents claiming MedImmune Compound Arising IP or any Arising IP relating to MedImmune’s proprietary CMC technology.

12.6

The Responsible Party shall be responsible for and shall control, in consultation with the other Party, the selection of the appropriate Controlled Patents as listed in the patent information section of the Drug Approval Application for

Licensed Products for filing to obtain a Patent Term Extension (“PTE”) pursuant to all Applicable Laws, including without limitation supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Controlled Patents that are applicable to the Licensed Product.

12.7

Promptly after the Effective Date, Innate shall (a) provide to MedImmune all information, including a correct and complete list of all Patents covering the Licensed Product(s) or otherwise necessary or reasonably useful to enable MedImmune to make filings with Regulatory Health Authorities with respect to the Licensed Patents, including as required or allowed in connection with (i) in the United States, the FDA’s Purple Book and (ii) outside the United States, under the national implementations of Section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, and (b) cooperate with MedImmune at MedImmune’s reasonable request in connection therewith, including meeting submission deadlines, in each case, to the extent required or permitted by Applicable Laws. Promptly after the Effective Date and not less than [***] prior to any subsequent deadline with respect to the foregoing, the Parties shall discuss and identify those Patents claiming or covering the Licensed Product and the process of review of such Patents for submission to the applicable Regulatory Health Authorities. MedImmune shall have the right, at its sole discretion, to submit or de-list any Licensed Patent with respect to any Regulatory Health Authority with prior notice to Innate.

12.8

Notwithstanding anything to the contrary in this Section 11, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Section 11 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

In-licensed IP and Third-Party Patent Rights

12.9

Innate shall, during the Term, not make any material changes or alterations to the Third Party Agreements adversely impacting MedImmune’s rights under this Agreement except with the prior written consent of MedImmune. Innate will be responsible for any costs and payments (including without limitation upfront fees, annual fees, milestone payments and royalties) due to any Third Party in relation to the Third Party Agreements. Innate shall notify MedImmune immediately if Innate becomes aware of any dispute arising under a Third Party Agreement. In the event that [***].

12.10

MedImmune will be responsible for any costs and payments (including without limitation upfront fees, annual fees, milestone payments and royalties) due to any Third Party in connection with the use of an MedImmune Compound in a Combination which is Researched, Developed, Commercialized and/or Exploited under this Agreement.

12.11

Defense of Third Party Claims. Except as otherwise provided in Section 13, neither Party makes any warranty with respect to the validity, perfection, or dominance of any Patent or proprietary right or with respect to the absence of rights in Third Party Patents which may be infringed by the manufacture or sale of any Licensed Antibody or Licensed Product. If a Third Party asserts a Patent or other right owned by it is infringed by the Development, Manufacture or Exploitation of any Licensed Antibody or Licensed Product, or either Party discovers such a Patent or right, the Party first obtaining knowledge of such a claim or potential claim shall immediately provide the other Party written notice and the related facts in reasonable detail. In the event the Parties cannot agree on the defense of any such claim, such defense shall be controlled by the Responsible Party; provided that the other Party shall have the right to participate and to be represented in any such action by counsel of its selection at its sole discretion. The Responsible Party shall also have the right to control settlement of such claim; if such settlement requires the Responsible Party to pay a royalty to the Third Party, such expense shall be treated pursuant to Section 10.20.

12.12

Oppositions. Either Party may commence an opposition, action for declaratory judgment, nullity action, interference, re-examination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party that cover the Manufacture, use, or sale or other Exploitation of any Licensed Antibody or Licensed Product and are not Licensed Patents, MedImmune Patents or Patents in the Arising IP, at its own expense, but shall notify the other before commencing such action to enable the Parties to cooperate, if they see fit.

Infringement by Third Parties

12.13

The Party first having knowledge that any Controlled Patent has been infringed or misappropriated by a Third Party in any country in the Territory shall promptly notify the other in writing, such notice setting forth the facts of that infringement in reasonable detail.

12.14

The Responsible Party shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to any infringement of Controlled Patents (with the other Party having the right to participate in such action or negotiations at its expense and be represented if it so desires). If necessary, the other Party agrees in any such action to be joined as a claimant and to give the Responsible Party reasonable assistance and any needed authority to control, file, and to prosecute such action, at the Responsible Party’s expense. If the Responsible Party elects not to institute and prosecute such action or proceeding or to conduct such negotiation, the Responsible Party will discuss with the other Party the reasons for this decision and the other Party may step in the Responsible Party’s rights for purposes of this Section 12.14, with the consent of the Responsible Party not to be unreasonably withheld.

12.15

Compensation. Any damages or monetary awards relating to the Controlled Patents shall be applied as follows: (a) to reimburse any and all out-of-pocket costs incurred by the Responsible Party in bringing suit; (b) to reimburse any and all out-of-pocket costs incurred by the other Party in relation to the suit; and (c) any remaining damages shall be allocated at [***] to the Responsible Party and [***] to the other Party.

Trademarks, Packaging and Labelling

12.16	MedImmune shall have the sole right and discretion to:

(i)

select the trademarks to be used specifically for the marketing and sale of all Licensed Products in the Territory (each a “Product Trademark”). MedImmune shall own all rights, title and interests in and to the Product Trademarks and all IP rights and other rights and goodwill associated therewith. Innate shall not use any trademark that is the same or confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Product Trademarks. MedImmune shall have the right;

(ii)	use internal or external counsel of its own choosing and at its sole expense to, file, prosecute, maintain, protect, defend and enforce the Product Trademarks;

(iii)	design and procure packaging and labeling of the Licensed Products.

Each Party shall notify the other Party promptly in writing upon learning of any actual, alleged, or threatened infringement of a Product Trademark used in connection with the Licensed Products or in relation to the indications for which they are marketing, of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Innate shall cooperate as reasonably requested by MedImmune in any actions or proceedings brought by MedImmune to halt the infringement.

13	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Mutual Warranties. Each Party provides the following representations and warranties to the other as at the Effective Date:

(a)

Corporate Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has full legal power to grant the rights granted to the other Party under this Agreement, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)

Due Authorisation. The execution, delivery, and performance of the Agreement by it does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any material law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it.

(c)	Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

13.2

Innate Warranties. Innate provides the following representations, warranties and covenants to MedImmune as of the date of signing of the Development and Option Agreement (or as of such other dates or time periods as may be specified below). Such representations, warranties and covenants shall be considered to be restated by Innate as at the Effective Date, subject to Innate’s right to make disclosures against such representations, warranties and covenants with respect to matters which have arisen or come to the knowledge of Innate (with respect to representations made to Innate’s knowledge) between the date of signing of the Development and Option Agreement and the Effective Date of this Agreement. For the avoidance of doubt, Innate shall not be liable for facts and circumstances fairly disclosed to MedImmune in accordance with the preceding sentence.

(a)

Innate is: (i) the sole and exclusive owner of the entire right, title and interest in the Licensed Patents listed in Schedule 13.2(a)(i) (the “Owned Patents”), (ii) the sole and exclusive licensee of the Licensed Patents listed in Schedule 13.2(a)(ii) (the “Exclusively Licensed Patents”), in connection with the Licensed Antibodies, and (iii) the non-exclusive licensee of the Non-Exclusively Licensed Patents, in connection with the Licensed Antibodies, and (iv) either itself or through its Affiliates, the sole and exclusive owner or licensee of the entire right, title and interest in the Licensed Know-How listed in Schedule 13.2(a)(iv) and has the right to grant an exclusive license to MedImmune in connection with the Development and Commercialization of the Licensed Antibodies in the Field under the other Licensed Know How. To the extent any rights, title or interests in the Licensed Know-How are owned by its Affiliates, Innate shall procure that such rights are transferred to Innate such that MedImmune shall receive from Innate all rights and licenses granted to it under this Agreement and such that Innate shall be entitled without restriction to grant the rights to MedImmune specified in the License Agreement.

(b)

Other than for the restrictions set forth in the Third Party Agreements, which have been disclosed to MedImmune prior to the date of signing of the Development and Option Agreement, and the licenses granted to the Licensed Shared Patents for use in connection with [***], none of the Licensed Patents is subject to any encumbrance or lien permitted by Innate and none of the Owned Patents is subject to any encumbrance or lien permitted by Innate or, to Innate’s knowledge, to any claim of ownership by any Third Party. For the duration of the Term, Innate shall not encumber the rights granted to MedImmune hereunder with respect to the Licensed Technology in a manner that would have an material adverse effect on MedImmune’s rights hereunder.

(c)	The Third Party Agreements are in full force and effect and Innate has no knowledge of any circumstances that may lead to the termination of such agreements.

(d)

As at the Effective Date, Innate does not own or Control any Product Trademarks, Know-How or Patents, other than the Licensed Technology, that are necessary for the Research, Development and Exploitation of the Licensed Products. The Patents specified in Schedules 9.2(a)(i) and 9.2(a)(ii) constitute all of the Licensed Patents existing at the Effective Date. To Innate’s and its Affiliates’ knowledge, the Licensed Patents have as of the Effective Date been diligently and properly filed, prosecuted and maintained in accordance with Applicable Law where applicable in the course of normal patent prosecution of patents that are intended to be maintained, and all applicable fees have been paid on or before the due date for payment.

(e)	To the knowledge of Innate’s and its Affiliates’ personnel responsible for patent matters, in respect of all US patent applications in the Listed

Patents, Innate (or, as appropriate, its licensor) has submitted all material prior art of which it is aware in accordance with the requirements of the United States Patent and Trademark Office.

(f)

To Innate’s and its Affiliates’ knowledge, as of the Effective Date, the Licensed Patents properly identify each and every inventor of the claims of the Licensed Patents. To Innate’s and its Affiliates’ knowledge, each Person who has contributed to the conception of inventions claimed in the Licensed Patents owned by Innate and existing as of the Effective Date, has duly assigned and has executed an agreement assigning to Innate, or as appropriate, Innate’s licensor, such Person’s entire right, title and interest in and to such Licensed Patents.

(g)

Where Licensed Know-How has been disclosed to a Third Party under terms of confidentiality, to Innate’s knowledge no breach of such confidentiality obligations has been committed by any such Third Party. MedImmune shall not, before, on or after the Effective Date, have any obligation to contribute to any remuneration of any inventor employed or previously employed by Innate or any of its Affiliates in respect of the Current IPH2201, Licensed Patents or Licensed Know-How. Innate or its Affiliates are solely responsible for paying all such remuneration and neither Innate nor any of its Affiliates has received notification that such payments are insufficient compensation.

(h)	Innate and its Affiliates have not been notified of any actual or threatened infringements or misappropriation of the Licensed Technology.

(i)

Innate and its Affiliates have not been notified of any threatened or pending proceedings in any court, arbitration, patent office, administrative or other tribunal which are concerned with (a) the ownership of any of the Licensed Technology, or (b) the validity of any of the Licensed Patents (other than pending Patent applications), and, in both cases, to Innate’s and its Affiliates’ knowledge, there have been no allegations or assertions by a Third Party which are likely to give rise to a claim by such Third Party for ownership or invalidity of the Licensed Patents.

Third Party Rights

(j)

The conception, development and reduction to practice of the Licensed Know-How and Licensed Patents existing as of the Effective Date has not, to Innate’s knowledge, constituted or involved the misappropriation of trade secrets of any Person. Other than the amounts owed by Innate under the Third Party Agreements, there are no claims, judgments or settlements against or amounts with respect thereto owed by Innate or any of its Affiliates as of the Effective Date relating to the Regulatory Documentation, Listed Patents or Licensed Know-How, or amounts owed by Innate or its Affiliates with respect to any such claims, judgments or settlements.

(k)

To Innate’s and its Affiliates’ knowledge, as of the Effective Date, the Development and the Commercialization of the Current IPH2201 does not infringe or misappropriate the Patents, of any Third Party, and no claim or litigation has been brought or threatened by written notice to Innate as of the Effective Date by any Person making such allegations.

(l)

MedImmune shall not, before, on or after the Effective Date, have any obligation to pay any fees, charges or other sums due to a Third Party under the Third Party Agreements in relation to Licensed Products containing the Current IPH2201.

Development and Manufacture

(m)

As at the Effective Date, since the adoption of the Specification in Schedule 13.2(m), all Current IPH2201 produced by, to Innate’s knowledge, on behalf of Innate, has been, Manufactured, packaged, stored and labelled (as applicable) in accordance with all Applicable Laws and the Specification in Schedule 13.2(m).

(n)

As at the Effective Date, Innate’s contract manufacturing organizations for the Licensed Product are those specified in Schedule 13.2(n) and the manufacturing agreements listed on that schedule are in full force and effect and Innate has no knowledge any circumstances that would lead to the termination of such agreements.

Regulatory and Compliance

(o)

As of the Effective Date, Innate, its Affiliates and, to their knowledge, their contractors, have at all times (a) researched and developed the Licensed Product in accordance with all Applicable Laws, and (b) undertaken clinical trials and prepared, maintained and retained all Regulatory Documentation in accordance with GLP, GCP, regulations and other Applicable Laws.

(p)

Innate has made available to MedImmune all Regulatory Documentation, Licensed Know-How and other information in its possession or Control as of the Effective Date regarding or related to any Licensed Antibody or Licensed Product that MedImmune has specifically requested, with reasonable clarity, in writing to Innate to make available or that Innate would reasonably consider based on the information available at the Effective Date to be material to MedImmune’s evaluation of whether to enter this Agreement and all such items are true, complete and correct.

(q)

All Regulatory Documentation that are the material regulatory filings or approvals held by Innate or its Affiliates in relation to the Research, Development and Manufacture of the Licensed Products have been provided to MedImmune prior to the Effective Date.

(r)

Innate and its Affiliates have not knowingly withheld from a Regulatory Health Authority or from MedImmune any material information, including CMC Know-How, Serious Adverse Events and results from Clinical Trials (whether or not completed) relating to the safety, toxicity, quality or efficacy of the Licensed Products.

(s)

Innate and its Affiliates have the right to refer to and use any data that has been created by the manufacturers of the Licensed Product which is necessary for the use and registration of the Licensed Product and MedImmune will have the same rights under this Agreement.

(t)

In the course of the Development of the Licensed Product, Innate has not knowingly used, any employee or consultant that is debarred by any Regulatory Health Authority or, to its knowledge, is the subject of debarment proceedings by any Regulatory Health Authority.

(u)

The information provided by Innate to MedImmune (for the purposes of MedImmune’s assessment as to whether or not filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to this Agreement or the transactions contemplated herein) regarding Innate’s and its Affiliates’ corporate structure and financial status is correct, complete and not misleading.

General

(v)

Neither Innate nor any Innate Affiliate is engaged in any litigation, opposition or arbitration affecting or relating to the Current IPH2201 and, as to Innate and its Affiliates’ knowledge as at the Effective Date, there are no such litigation, opposition or arbitration pending or threatened by written notice to Innate and no material facts which are likely to result in a material judgment against Innate or its Affiliates relating to the Licensed Products.

(w)

The rights granted to MedImmune under this Agreement are not subject to any right, license or interest under the Licensed Patents in favour of any government due to funding obtained with respect to Licensed Products or clinical trials carried out in government owned hospitals which would conflict with the rights granted to MedImmune under this Agreement.

13.3

MedImmune Warranties. MedImmune provides the following representations, warranties and covenants to Innate as of the date of signing of the Development and Option Agreement (or as of such other dates or time periods as may be specified below). Such representations, warranties and covenants shall be considered to be restated by MedImmune as at the Effective Date, subject to MedImmune’s right to make disclosures against such representations, warranties and covenants with respect to matters which have arisen or come to the knowledge of Innate (with respect to representations made to MedImmune’s knowledge) between the effective date of the Development and Option Agreement and the Effective Date of this Agreement.

(a)	No claim or litigation has been brought or threatened as of the Effective Date in relation to an MedImmune Compound by any Person making such allegations by written notice to MedImmune.

(b)

MedImmune will not knowingly use in any capacity, in connection with the Development of the Licensed Product, any employee or consultant that is debarred by any Regulatory Health Authority or, to the best of such its knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If either Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

(c)

The information provided by MedImmune to Innate (for the purposes of Innate’s assessment as to whether or not filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to this Agreement or the transactions contemplated herein) regarding MedImmune’s and its Affiliates’ corporate structure and financial status is correct, complete and not misleading.

(d)	MedImmune is not researching, Developing or otherwise Exploiting a Competing Product.

Mutual Covenants

13.4

If either Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this

Agreement.

13.5

Each Party shall, and shall procure that its Affiliates and its/their contractors shall, during the Term, (a) Manufacture, research and develop the Licensed Product in accordance with all Applicable Laws, and (b) undertake clinical trials and prepare, maintain and retain all Regulatory Documentation in accordance with GLP, GCP, regulations and other Applicable Laws.

13.6	Anti-Corruption Laws

(a)

Both Parties shall ensure that in connection with this Agreement, they shall conduct their activities in a manner that is consistent with the Anti-Corruption Laws. Each Party further undertakes that none of its or its Affiliates’ employees, directors or officers shall, directly or indirectly, engage in any activities that violate any Anti-Corruption Law (a) in order to influence official action of any Government Official, or (b) with the intention of or as a condition to inducing any person to carry out a duty or function improperly or to reach a favourable decision on an improper basis, in each case in connection with the activities contemplated under this Agreement.

(b)

Each Party shall promptly provide the other Party with written notice of (a) becoming aware of a Material Anti-Corruption Law Violation by it or any of its or its Affiliates’ employees, directors or officers with respect to the subject matter of this Agreement, or (b) upon receiving a formal notification that it or any of its or its Affiliates’ employees, directors or officers is the target of a formal investigation by any Governmental Authority for a Material Anti-Corruption Law Violation.

(c)

Innate acknowledges that its undertakings given in this Section (c) are material to MedImmune in entering into this Agreement. Notwithstanding any other provision of this Agreement, if MedImmune becomes aware of what it determines, acting reasonably, to be a breach of these undertakings, then MedImmune shall be entitled to terminate this Agreement in its entirety, and to terminate any other agreement between the Parties, on notice with immediate effect. Subject to the accrued rights of the Parties pursuant to termination, MedImmune shall have no liability to Innate for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination. At the sole discretion of MedImmune, any breach of an Innate obligation with respect to its obligation in this subsection (c) may be cured (if capable of being cured) within a reasonable period of time after learning of such material breach or Material Anti-Corruption Law Violation.

13.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 13 NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

14	RECORD RETENTION, AUDIT AND USE OF NAME

Records Retention; Audit

14.1

Each Party shall keep or cause to be kept accurate records of account in accordance with IFRS, showing information that is necessary for the accurate determination of the royalties and other payments due under Section 10, or any other payment due hereunder. Such records or books of account shall be kept until the third (3rd) anniversary of December 31 of the Calendar Year in which the relevant Licensed Product is sold (in the case of royalty or other payments due under Section 10) or in the period for which any other payment hereunder is required to be made. For clarity, each Party shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee, other sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.

14.2

Upon the written request of the other Party, each Party shall permit a qualified accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than three (3) years preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any payments made or required to be made hereunder. The accounting firm shall disclose to Innate and MedImmune only whether the payments made are correct and details concerning any discrepancies, but no other information. The charges of the accounting firm shall be paid by the Party requesting the inspection, except that if the payments being audited have been underpaid or the costs being reimbursed have been overstated by more than [***], the charges will be paid by the Party whose records and books are being inspected. Any failure by a Party to exercise its rights under this Section 14.2 with respect to a Calendar Year within the three (3) year period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.

Publicity Review

14.3

Subject to the remainder of this Section 14.3 and to Section 11, no Party shall originate any written publicity, news release, or other announcement relating to this Agreement or the existence of it or to performance hereunder (collectively, “Written Disclosure”), without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any Party may make public Written Disclosures it believes in good faith are required by Applicable Laws or any listing or trading agreement concerning its publicly traded securities, provided that, prior to such Written Disclosure, the disclosing Party shall where reasonably practicable provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment. If the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall use reasonable efforts to request confidential treatment of such information pursuant to any applicable regulation relating to the confidential treatment of information. The terms of this Agreement may be disclosed to (a) Government Agencies where required by Applicable Laws, provided that the Party making such disclosure seeks a protective order or confidential treatment of this Agreement to the extent allowed under Applicable Laws, (b) Third Parties having a need to know information for purposes of performing under this Agreement or advising a Party with respect to its performance under this Agreement or its business or legal obligations, or (c) Third Party investment bankers, financial advisors, actual or potential Third Party partners, licensors, investors, licensees, sublicensees or acquirers of any of the assets to which this Agreement relates; provided, that, disclosures under subsections (b) or (c) shall be made on a need to know basis under confidentiality obligations at least as strict as those contained herein and the Party having made such disclosures shall be liable to the other for any breach of such confidentiality obligation by the Third Party recipient. Notwithstanding the foregoing, the Parties intend to issue jointly press releases regarding material events occurring with respect to the Development or Commercialization of Licensed Products pursuant to this Agreement. Such material events may include without limitation the commencement or completion of a Phase 3 Clinical Trial for Licensed Products, the filing of a Drug Approval Application, and the receipt of Regulatory Approval for Licensed Products. The content of any such press releases shall be agreed upon by the Parties in advance of any such announcement being provided to any Third Party.

Use of Names

14.4

Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except for those disclosures for which consent has previously been obtained; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission or otherwise as may be required by Applicable Laws, provided that such disclosure shall be governed by Section 11. Further, the restrictions imposed on each Party under this Section 14.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Section 11. Moreover, and notwithstanding the foregoing, MedImmune and its Affiliates and Sublicensees and Innate and its Affiliates shall have the right to use the name of Innate and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Licensed Products or perform the activities as contemplated by this Agreement in their negotiations and work with subcontracting and sublicensing transactions in connection therewith provided that any Confidential Information in such communications remains subject to Section 11.

15	TERM AND TERMINATION

15.1

Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which all of MedImmune’s payment obligations under Section 10 have been performed or have expired (the “Term”).

15.2	Termination Rights

Termination for Cause

(i)

Subject to the provisions of this Section 15.2(i), if either Party (the “Breaching Party”) shall have committed a material breach of any of its material obligations under this Agreement, and such material breach shall remain uncured and shall be continuing for a period of [***] following the Breaching Party’s receipt of notice of such breach from the other Party (the “Breach Invoking Party”) stating the Breach Invoking Party’s intent to terminate this Agreement in its entirety pursuant to this Section 15.2(i) if such breach remains uncured, then, in addition to any and all other rights and remedies that may be available, the Breach Invoking Party shall have the right to terminate this Agreement effective upon the expiration of such [***] period (subject, however, to the provisions set forth below in this Section 15.2(i). Notwithstanding the above, if (i) such material breach cannot reasonably be cured within such [***], (ii)

the Breaching Party provides, within such [***], the Breach Invoking Party with a written detailed plan that contains measures that can be reasonably expected to cure such breach as soon as reasonably practicable but no later than within [***], and (iii) the Breaching Party commences to perform such measures in accordance with such plan, and (iv) the Breaching Party thereafter diligently continues to perform such measures as detailed in such plan, then the Breach Invoking Party shall not be entitled to terminate this Agreement (and any notice of termination issued pursuant to the foregoing sentence shall not become effective) unless and until the Breaching Party ceases to diligently perform such measures despite then not having cured the breach or does not cure the breach during the timeframe set forth in the plan. Notwithstanding the above, if within the aforementioned [***] period either Party takes measures to resolve the dispute (for which termination is being sought) pursuant to Section 17.2 and thereafter (if the dispute then remains unresolved) within a period of [***] after the expiry of the time period set forth in Section 17.2, initiates arbitration as permitted under Section 17.3 to resolve the dispute and diligently pursues such procedure, then termination shall be suspended until the arbitration tribunal determines through its final resolution of the dispute that such breach exists. This Section 15.2(i) defines exclusively the Parties’ right to terminate this Agreement for any material breach of contract.

Termination for Convenience

(ii)

Prior to its expiration, this Agreement may be terminated in its entirety at any time by MedImmune effective upon one hundred and twenty (120) days (or such longer period as MedImmune may elect at its sole discretion) prior written notice to Innate.

Termination for Insolvency

(iii)	A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term,

the other Party (the “Debtor”) (i) becomes insolvent, (ii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case the first Party shall not be entitled to terminate this Agreement pursuant to this subsection 15.2(iii) if the case is dismissed within sixty (60) days after the commencement thereof.

Termination for Patent Challenge

(iv)

Termination by Innate for Patent Challenge. Except to the extent the following is not enforceable under the law of a particular jurisdiction, this Agreement may be terminated by Innate in its entirety upon written notice to that effect to MedImmune, if MedImmune or any of its Affiliates has challenged the validity, enforceability or scope of any Licensed Patent (an “IP Challenge”) and failed to withdraw the IP Challenge within [***] after having received Innate’s written notice of the IP Challenge requiring such IP Challenge to be withdrawn (including notice of Innate’s intention to otherwise terminate this Agreement). This Section 15.3(iv) shall not apply in relation to any IP Challenge made by MedImmune as a counterclaim or defence in response to an action brought by Innate, its Affiliates or any Third Party licensee or licensor of Innate or its Affiliates alleging infringement of a Licensed Patent by MedImmune for activities that do not relate to NKG2A.

Consequences of a MedImmune Triggered Termination

15.3	In the event (a) Innate terminates this Agreement pursuant to Section 15.2(i) for MedImmune’s material breach; (b) Innate terminates this Agreement pursuant to Section 15.2(iii) for MedImmune’s insolvency; (c) Innate terminates this Agreement pursuant to Section 15.2(iv); or (d) MedImmune terminates this Agreement pursuant to Section 15.2(ii) for convenience; (a termination as per (a) through (d) being an “MedImmune Triggered Termination”), MedImmune shall, subject to Section 15.4(i), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement, except in the event of a termination pursuant to Section 15.2(ii) for material safety concerns. For purposes of this Section 15.3 and Section 15.4, “material safety concerns” shall the reasonable belief, based upon new scientific data that there are safety and public health issues relating to the Licensed Product such that the medical benefit/risk ratio of such Product is sufficiently unfavorable as to materially compromise the welfare of patients. If a MedImmune Triggered Termination occurs after the first Regulatory Approval of a Licensed Product, MedImmune shall continue to use Commercially Reasonable Efforts to Commercialize such Licensed Product until the earlier of (i), if applicable, the expiration of the one hundred twenty (120) day notice period, in the event of a termination by MedImmune pursuant to Section 15.2(ii) other than for material safety concerns; (ii) receipt of Innate’s written notice that MedImmune may cease such Commercialization activities; or (iii), if applicable, the effective date of the termination notice. In addition, as a result of a MedImmune Triggered Termination the following shall apply:

(i)

All licenses and rights to the Licensed Technology granted to MedImmune hereunder shall terminate as of the effective date of such termination, except to the extent and for so long as is necessary to permit MedImmune to meet its obligations under this Agreement, to finish work-in-progress and sell any inventory as per Section 15.3(xi) and to otherwise perform any responsibilities in connection with any then ongoing Clinical Trial or other activity that cannot be terminated as of such date under Applicable Laws, including GCP, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Innate) as promptly as possible, subject to Applicable Laws, including GCP.

(ii)

If the notice of the MedImmune Triggered Termination is given at a time when the Clinical Trials or any other Assigned Activities have been initiated but not yet completed, then the Parties shall work together in good faith during the termination notice period to ensure that MedImmune’s involvement in and responsibilities for such activities will be discontinued and ceased as efficiently and promptly as possible (by way of transitioning such involvement and responsibilities to Innate or by other means agreed to by the Parties), subject to Applicable Laws, including GCP, and provided that the foregoing shall be without prejudice to MedImmune’s obligations under this Agreement and rights under Section 15.3(xi) and that provided further that, with respect to any Clinical Trial related to the Licensed Product for which a Contract Research Organisation has been contracted or the first patient has been dosed, whichever is the earlier, MedImmune shall pay to Innate, upon the effective date of termination, its unpaid portion of the Shared Development Costs, as budgeted in the corresponding Development Budget until completion of such Clinical Trial (i.e., final report sent to the Regulatory Authorities).

(iii)

MedImmune shall grant, and hereby grants to Innate an exclusive, worldwide, royalty-bearing right and license, with the right to grant sublicenses, under any MedImmune Technology solely to the extent incorporated into or necessary for the Exploitation of the Licensed Products, or applicable to the use, formulation, method of making or method of treatment of Licensed Products as they exist as of the effective date of the MedImmune Triggered Termination solely to Exploit Licensed Antibodies and Licensed Products in the Territory, provided that Innate shall indemnify, defend and hold harmless MedImmune, its Affiliates and each of its and their respective employees, officers, directors and agents as set forth in Section 16.3 from and against any Damages arising out of or resulting from Third Party Claims that arise or result from Innate’s or its sublicensees’ activities performed under the foregoing license and further provided that such license shall not include a license to any confidential manufacturing or CMC related

Information (“MedImmune Manufacturing Technology”) related to the Licensed Products. If any MedImmune Manufacturing Technology is being used in relation to the Licensed Products at the date of termination the Parties will negotiate in good faith to agree within [***] of the notice of termination terms under which MedImmune will continue to make the Licensed Products on behalf of Innate, which terms shall include a supply price equal to the Transfer Price plus a mark-up of [***], or such technology will be provided to a CMO on terms satisfactory to MedImmune to allow the CMO to make the Licensed Product on behalf of Innate, provided that such technology transfer (including any comparability studies costs) shall be at MedImmune’s costs.

(iv)

Each Party shall return all data, files, records and other materials in its possession or Control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes).

(v)

MedImmune shall, where permitted under Applicable Laws, as promptly as reasonably practical transfer to Innate all INDs, Drug Approval Applications, and Regulatory Approvals with respect to Licensed Antibodies and Licensed Products (but not with respect to any other compounds or products), and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to effect the transfer of rights hereunder to Innate or its designee at MedImmune’s expense. Innate shall indemnify and hold harmless MedImmune, its Affiliates and each of its and their respective employees, officers, directors, and agents as set forth in Section 16.3 from and against any Losses arising out of or resulting from Third Party Claims that arise or result from Innate’s, its Affiliates’ or its sublicensees’ Exploitation of the Licensed Antibodies or Licensed Products under any INDs, Drug Approval Applications or Regulatory Approvals transferred hereunder.

(vi)

MedImmune will assign (or cause its Affiliates to assign) to Innate or its designee, at Innate’s request, all of MedImmune’s (or its Affiliates’) rights and obligations under agreements with Third Parties with respect to (i) the conduct of Clinical Trials for each Licensed Product, including Agreements with contract research organizations, clinical sites and investigators that relate to Clinical Trials in support of Regulatory Approvals in the Territory, (ii) the Manufacture of Licensed Antibodies or Licensed Product (subject to MedImmune’s obligations to manufacture after termination), and (iii) any other Third Party agreements involving the Development or Commercialization of the Licensed Products, unless in each of (i) through (iii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than Licensed Products, in which case MedImmune will cooperate with Innate in all reasonable respects to transfer as promptly as reasonably practical to Innate the benefit of such contract (against Innate undertaking to perform all the obligations and assume all liabilities under such contract) in another mutually acceptable manner and upon Innate’s request facilitate discussions between Innate and such Third Parties to assist Innate in entering into a direct agreement with such Third Parties.

(vii)

MedImmune shall at MedImmune’s sole cost and expense assign all of its rights in and to all Product Trademarks for Licensed Products (and all registrations and applications for registration therefor) that it owns pursuant to Section 12.6 (trademarks packaging and labelling) to Innate or its designee and Innate shall have the exclusive right (but not the obligation) to enforce the Product Trademark rights against infringers.

(viii)

Upon Innate’s request, MedImmune shall transfer to Innate copies of all materials, data, results, analyses, reports, websites, marketing materials, technology, regulatory filings and other Information and Materials existing in tangible or electronic form at the effective date of the MedImmune Triggered Termination, that is Controlled by MedImmune and has been generated on or before the effective date of such termination by or on behalf of MedImmune, its Affiliates or Sublicensees with respect to the Licensed Products (“MedImmune Product Data”) and Innate shall have the right to use on a non-exclusive basis such MedImmune Product Data solely related to the Licensed Products and non-exclusive basis all other MedImmune Product Data to the extent necessary or useful to enable Innate to proceed to Develop, Manufacture and Commercialize Licensed Products upon and after termination of this Agreement, provided that Innate shall indemnify and hold harmless MedImmune, its Affiliates and each of its and their respective employees, officers, directors and agents as set forth in Section 16.3 from and against any Damages arising out of or resulting from Third Party Claims that arise or result from the use of any MedImmuna Product Data hereunder.

(ix)

As the sole consideration of the foregoing transfer of MedImmune Product Data and, if applicable, INDs, Drug Approval Applications, Regulatory Approvals, Product Trademarks and license and any other rights granted under the above provisions in this Section 15.4, Innate shall pay to MedImmune royalty payments pursuant to Section 10 at rates reduced by [***] if the Agreement is terminated [***] or reduced by [***] if this Agreement is terminated [***], calculated as if all Net Sales by Innate or its Affiliates or sublicensees in the Territory were Net Sales by MedImmune, provided that in the event that the Agreement has been terminated by Innate pursuant to Section 15.2(i) due to MedImmune’s material breach no royalty shall be due by Innate to MedImmune;

(x)

For the avoidance of doubt the rights granted to Innate under this Section 15.3 are restricted to Licensed Antibodies and Licensed Products and MedImmune does not grant any rights whatsoever to any other compounds or products (other for the avoidance of doubt than the MedImmune Compounds forming part of the Licensed Product prior to the effective date of termination as a fixed dose combination or in a co-packaged form, in relation to which the Parties will agree reasonable terms relating to the supply by MedImmune of the MedImmune Compound contained in such fixed dose combination or co-packaged form within [***] of the date of notice of termination and at a supply price equal to the Transfer Price plus a mark-up of [***] or to any Intellectual Property Rights other than as set forth in this Agreement. If the Licensed Product is being promoted to be co-prescribed with a MedImmune Compound, Innate’s rights under this Section 15.3 shall be limited to being able to promote the Licensed Product in such co-prescribed combination. Moreover, MedImmune shall not be obligated to provide Innate with any other IPR or other rights or services than that which is explicitly provided for under this Section 15.3.

(xi)

MedImmune shall be entitled, during a period of [***] following the MedImmune Triggered Termination, to finish any work-in-progress to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as MedImmune pays to Innate the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; provided that MedImmune’s rights under this Section 15.3(xi) shall be subject to Innate’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, further provided that Innate’s consent shall not be required if MedImmune is selling Licensed Product to satisfy existing obligations to MedImmune customers.

(xii)

Notwithstanding anything else set forth in this Agreement but without prejudice to MedImmune’s obligations pursuant to Section 15.3 (ii), (i) MedImmune shall not have any obligations to continue any Development, Manufacture or Commercialization of the relevant Licensed Antibody or Licensed Product if MedImmune has terminated this Agreement pursuant to Section 15.2(ii) with reference to any material safety concerns; and (ii) should Innate elect to pursue any Development, Manufacture or Commercialization of the relevant Licensed Antibody or Licensed

Product following any such termination by MedImmune, Innate shall - without prejudice to or limitation of any other or further obligations Innate may have to MedImmune under this Agreement (including Section 16.3) - indemnify MedImmune for any Third Party claims arising from Innate’s Development, Manufacture or Commercialization after the effective date of the termination of the relevant Licensed Antibody or Licensed Product as set forth in Section 16.

(xiii)	The provisions of this Section 15 shall be Innate’s exclusive remedy in the event of MedImmune’s termination pursuant to Section 15.2 (ii).

Consequences of Termination (or Right to Terminate) by MedImmune for Innate’s breach or insolvency

15.4

If MedImmune is entitled to terminate this Agreement pursuant to Section 15.2(ii) as a result of a material breach by Innate or Section 15.2(iii) for an insolvency or other transaction described therein affecting Innate, MedImmune may elect to terminate this Agreement subject to the provisions set forth in Section 15.4(i), or to continue the Agreement subject to the provisions set forth in Section 15.4 (ii).

(i)

If MedImmune terminates the Agreement under Section 15.2(i) or under Section 15.2(iii), the Parties will negotiate in good faith the transfer of rights back to Innate in respect of Licensed Products consistent with the terms of Section 15.3, provided that such transfer shall be at Innate’s cost.

(ii)

If MedImmune has the right to terminate this Agreement under Section 15.2(i) or Section 15.2(iii), MedImmune may elects to continue this Agreement by providing written notice to Innate that it is invoking this clause. In such event, this Agreement shall continue in full force and effect except as follows:

(A)	Innate’s rights under the Co-Promote Option (whether or

not exercised prior to the termination) shall terminate and the Profit/Loss share will be adjusted in accordance with Section 8.4.

(B)

Innate shall, at MedImmune’s request, cease any Development, Manufacturing or Commercialization activities performed by Innate pursuant to this Agreement (but Innate’s right to co-fund the Development pursuant to this Agreement and share Profit shall continue in full force and effect subject to any adjustment made pursuant to (A) above), Innate shall cease to have the right to participate in the DCC and SCC, and, upon such request, Innate shall furnish MedImmune with reasonable cooperation to assure a smooth transition to MedImmune (or its designee) of any such activities then being conducted or performed by Innate.

(C)

Innate shall return all data, files, records and other materials in its possession or Control containing or comprising MedImmune’s Confidential Information to which Innate does not retain rights hereunder (except one copy thereof, which may be retained by Innate solely for legal archive purposes).

15.5

Except where expressly provided for otherwise in this Agreement, termination of this Agreement by either Party shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 15.5 shall survive in addition to others specified in this Agreement to survive in such event.

15.6	Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section

365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

15.7

Change of Control of Innate. Innate shall provide to MedImmune written notice of any Change of Control of Innate as soon as practicable after the effective date of an agreement pursuant to which such Change of Control would be effected, but in any event within [***] of the closing of the Change of Control transaction. Upon any Change of Control of Innate, the following shall apply [***].

15.8

Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfilment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows: In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Sections 1, 2.1, 3.14, 6.4, 10 (solely to the extent provided in Sections 15.3 and 15.4), 11, 12.2, 14.1, 14.2, 15.3, 15.4, 15.5, 15.8, 15.9, 16 (solely as to actions arising during the term of this Agreement, or as to activities conducted in the course of a Party’s exercise of licenses surviving after the term of this Agreement), 17 and 18.6 to 18.12.

15.9

Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

16	INDEMNIFICATION

16.1

LIMITATION OF LIABILITY. EXCEPT IN CIRCUMSTANCES OF NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 16.1 AND 16.2, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE. This Section 16 shall not limit either Party’s obligations under Section 11.

16.2

Indemnification. MedImmune hereby agrees to indemnify, defend, and hold harmless Innate, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Damages incurred by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Third Party (collectively, “Third Party Claims”) against Innate, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of the Development, Manufacture, use, handling, storage, Commercialization, or other disposition of Licensed Products by MedImmune or its Affiliates, agents, Distributors, Sublicensees or other sublicensees in the Territory (including with respect to any Product Liability Claim), except in any case, to the extent such Damages are Damages for which Innate has an obligation to indemnify MedImmune, its

Affiliates or their respective employees, officers, directors or agents pursuant to Section 15.3(viii) and 15.3(xiii) or Section 16.3, as to which Damages each Party shall indemnify the other to the extent of their respective liability for such Damages. For purposes of the foregoing “Product Liability Claim” means any product liability claims asserted or filed by Third Parties (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic Damages, allegedly caused by any Licensed Product, and including claims by or on behalf of users of any Licensed Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of any Licensed Product sold by or on behalf of MedImmune, its Affiliates or Sublicensees, including, but not limited to, claims by third party payers, such as insurance carriers and unions).

16.3

Innate hereby agrees to indemnify, defend and hold harmless MedImmune, its Affiliates, and each of its and their respective employees, officers, directors and agents from an against any and all Damages incurred by them resulting from or arising out of or in connection with any Third Party Claims against MedImmune, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of (i) the Manufacture, use, handling, storage, sale or other disposition of Licensed Products by Innate or its Affiliates, agents, distributors or sublicensees prior to the Effective Date or (ii) any material breach by Innate of its obligations hereunder with respect to Innate’s activities in the Development, Detailing, Pre-Approval Activities and Other Promotional Activities related to the Licensed Product and assigned to Innate pursuant to this Agreement; except in any case, to the extent such Damages are Damages for which MedImmune has an obligation to indemnify Innate, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 16.2, as to which Damages each Party shall indemnify the other to the extent of their respective liability for such Damages.

16.4

Mechanism. In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 16.2 or 16.3, it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Damage for which indemnification is sought as soon as reasonably practicable after becoming aware of such claim. Such notices shall contain a description of the Third Party Claim and the nature and amount of the Damage (to the extent known). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of such Third Party Claim or Damage. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. To the extent that the Indemnifying Party irrevocably commits to indemnify any Indemnified Party in respect of the Third Party Claim, the Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

16.5

Notwithstanding Section 16.1, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Damage is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 16.4 requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party does not satisfy the condition set forth in Section 16.4 to, or declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the Indemnifying Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

16.6

Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Licensed Antibodies and the Licensed Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

16.7

Employees who Transfer under the Regulations. Innate and MedImmune do not intend that as a consequence of the transaction effected hereunder any employees of Innate or any of its Affiliates (“Employees”) shall transfer to MedImmune or to Innate (or their Affiliates or successors) under this Agreement or by operation of law. If, under the Regulations, the contract of employment of any person is found or alleged to have effect after the Effective Date as if originally made with MedImmune or Innate or their Affiliates or successors) (the “Concerned Party”), as a consequence of the transaction effected hereunder and to the extent permitted by Applicable Laws (an “Unexpected Transfer Employee”):

(a)	The Concerned Party will, upon becoming aware of any Unexpected Transfer Employee, notify the other Party immediately or as soon as is reasonably practicable in writing;

(b)

The other Party agrees that in consultation with the Concerned Party, it will within [***] of being so requested by the Concerned Party (as long as the request is made no later than [***] after notification under Section 16.7(a) above), make (or procure there is made) to that Unexpected Transfer Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below on the same terms and conditions as that person’s contract of employment immediately before the Effective Date, or on terms and conditions which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before the Effective Date (save as to the identity of the employer and any terms relating to an occupational pension scheme). The Concerned Party shall give the other Party all reasonable co-operation and assistance to procure that the Unexpected Transfer Employee accepts the offer of employment;

(c)

upon the expiry of [***] following the offer in Section 16.7(b) being made (or on the expiry of [***] from the Concerned Party’s request under Section 16.7(b) if the offer is not made as requested), the Concerned Party may terminate the employment of the Unexpected Transfer Employee provided that:

(i)	it does so in accordance with all legal requirements and any procedure that may be given to it by the other Party; and

(ii)	it takes all other steps to mitigate any payments or entitlements due to the Unexpected Transfer Employee and any potential liability of the other Party under the indemnity at Section 16.7(d).

(d)

Provided that the termination is effected within [***] of the notification under Section 16.7(a) above, the other Party shall indemnify the Concerned Party for any Employment Liabilities in relation to:

(A)	the employment of the Unexpected Transfer Employee after the Effective Date until any such termination (save to the extent that the Concerned Party has acted unlawfully in respect thereof); and

(B)	the termination of employment of the Unexpected Transfer Employee.

16.8

Mutual Assistance. MedImmune and Innate shall give each other any assistance that either may reasonably require to comply with the Regulations in relation to the Unexpected Transferring Employees and in contesting any claim by any Employee at or before the Effective Date resulting from or in connection with this Agreement.

17	GOVERNING LAW AND ARBITRATION

17.1

Governing Law. The interpretation and construction of this Agreement (including non-contractual disputes) shall be governed by the laws of England and Wales excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

17.2

Referral of Disputes to the Parties Senior Executives. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [***] after such notice is received.

17.3

Arbitration. In the event the Parties are unable to resolve a dispute in accordance with Section 17.2 any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (ICC), which Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

17.4

Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.

17.5

Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents in question.

18	ASSIGNMENT; PERFORMANCE BY AFFILIATES; GENERAL

18.1

Neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this

Agreement to, any of its Affiliates; and (ii) on written notice to the other Party, to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business to which this Agreement relates (meaning a business which constitutes more than solely the Research, Development, Exploitation of Licensed Products). In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate or assigns its rights and obligations to an Affiliate as permitted under this Section 18, doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance).

18.2

This Agreement shall survive any succession of interest permitted pursuant to Section 18, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, provided, that, in the event of such merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, no Intellectual Property Rights of the acquiring corporation and its Affiliates (other than a Party and its Affiliates prior to such acquisition) shall be included in the technology licensed hereunder, unless such Intellectual Property Rights arise as a result of the performance of this Agreement by such corporation after such transaction becomes effective.

18.3	This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

18.4

Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.5	Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God,

strike, lock-out or other industrial/labour disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake or natural disaster. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than thirty (30) days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this Section 18.5, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.

18.6

Notices. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if hand delivered, sent by an internationally recognised overnight delivery service, costs prepaid, or sent by email (providing such email is read receipted and such notice is also despatched by an internationally recognised overnight delivery service, costs prepaid, on same day) to the Party to whom notice is to be given at the following address (or at such other address such Party may have provided to the other Party in accordance with this Section 18.

If to MedImmune:

Address:

One MedImmune Way

Gaithersburg

MD20878

For the attention of:  [***]

Email address:             [***]

If to Innate:

Address:

Innate Pharma S.A.

17, Avenue de Luminy - BP 30191

13276 Marseille Cedex 09 FRANCE

Attention: [***]

Email: [***]

Such notice, shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, whichever is the earlier.

18.7

Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing.

18.8

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights and obligations of a Party will not be materially and adversely affected all other provisions of this Agreement shall remain in full force and effect and the Parties will use all reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

18.9

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

18.10

Entire Agreement. This Agreement, including without limitation all schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules and this Agreement, the terms of this Agreement shall govern.

18.11	Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

18.12

No Partnership. It is expressly agreed that the relationship between Innate and MedImmune shall not constitute a partnership, joint venture, or agency. Neither Innate nor MedImmune shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

18.13

Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

[Signature page overleaf]

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SIGNED for and on behalf of Innate Pharma S.A. /s/ Mondher Mahjoubi		SIGNED for and on behalf of MedImmune Limited /s/ Jane Osbourn
Signature		Signature

Name:		Name:
	Mondher Mahjoubi		Jane Osbourn

Title:	CEO	Title:	VP of R&D

Schedule 1.8

Current Back-up

[***]

Schedule 1.66

Formulation Patent

[***]

Schedule 1.85

Current IPH2201

[***]

Schedule 1.92

Licensed Shared Patents

[***]

Schedule 1.95

Listed Patents

[***]

Schedule 1.109

DEFINITION OF NKG2A

[***]

Schedule 1.110

Non-Exclusively Licensed Patents

[***]

Schedule 1.124

Profit and Loss Reporting Schedule

[***]

Schedule 1.147

Third Party Agreements

[***]

Schedule 3.11

Confirmatory Patent License

FORM CONFIRMATORY PATENT LICENSE

[***]

Schedule 4.11(a)

Approved Third Parties

[***]

Schedule 4.11(b)

MedImmune Code of Conduct

[***]

Schedule 5.3

Parties’ Representation on JPT

[***]

Schedule 5.7

Parties’ Representation on DCC

[***]

Schedule 7.1

Development Costs Sharing Example

[***]

Schedule 7.4

Form Development Costs Report

[***]

Schedule 8.14

Form Commercialization Costs Report

[***]

Schedule 13.2(a)(i)

Owned Patents

[***]

Schedule 13.2(a)(ii)

Exclusively Licensed Patents

[***]

Schedule 13.2(a)(iv)

Listed Know-How

[***]

Schedule 13.2(m)

Current Manufacturing Specification

[***]

Schedule 13.2(n)

Current Contract Manufacturing Organisations

[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Confidential

AMENDMENT N°1 TO THE DEVELOPMENT AND OPTION AGREEMENT RELATING TO IPH2201

THIS AMENDMENT (the “Amendment n°1”), effective as of October 22, 2018 (the “Amendment Effective Date”), is made by and between;

1.	INNATE PHARMA S.A., a company incorporated in France having its principal place of business at 117, Avenue de Luminy — BP 30191 13009 Marseille, France (“Innate”); and

2.

MEDIMMUNE LIMITED, a company incorporated in England and Wales with company number 2451177 and with its registered office at Milstein Building, Granta Park, Cambridge CB21 6GH, United Kingdom (“MedImmune”).

Innate and Medimmune shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND:

(A)

On 24 April 2015, Innate and MedImmune entered into, inter alia, a Development and Option Agreement relating to IPH2201 (the “Option Agreement”) to further develop IPH2201 and, upon MedImmune’s exercise of the Option (as such term is defined in the Option Agreement), enter into an agreed form Co-Development and License Agreement relating to IPH2201, attached to the Option Agreement at Schedule 1.41 (the “License Agreement”);

(B)

Medlmmune and Innate have agreed to transfer to Medlmmune the responsibility for the manufacturing activities for IPH2201 prior to the exercise of the Option so that Medimmune will be responsible for supplying IPH2201 after depletion of Innate’s current inventory of GMP quantities of IPH2201 (the “Inventory”).

(C)

Medimmune has indicated to Innate its intent to exercise the Option pursuant to the Option Agreement, by providing the exercise notice set forth in Exhibit 1, immediately after the amendment of certain terms of the License Agreement pursuant to this Amendment n°1.

(D)	Accordingly, the Parties have agreed to modify certain terms of the License Agreement as set forth below.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 - Definitions

Capitalized terms used in this Amendment n°1 shall have the meaning ascribed to them in the Option Agreement or License Agreement (as applicable), except if they are otherwise defined in this Amendment n°1, in which case they shall have the meaning ascribed to them in this Amendment n°1.

1

Confidential

Article 2 – Manufacturing, Revision of Development Plan

2.1

The Parties acknowledge that, prior to the Amendment Effective Date, MedImmune has elected to assume responsibility for the Manufacturing activities of IPH2201 and that, as far as each Party is aware, Innate has transferred to MedImmune prior to the Amendment Effective Date all information and documentation necessary or useful to Manufacture IPH2201 to MedImmune’s satisfaction. Accordingly, MedImmune shall assume responsibility for the Manufacturing activities of IPH2201 (including the completion of the CMC activities specified in the Development Plan with respect to IPH2201 and the manufacture of the Option Products), and, after depletion of the Inventory, shall supply or have supplied all of Innate’s requirements for IPH2201 for (i) the Initial Studies (as defined in the Option Agreement) and (ii) any Development activities assigned to be performed by Innate under the Development Plan (as defined in the License Agreement), all at [a Transfer Price (as defined in the License Agreement)] to be agreed upon between the Parties pursuant to Section 9.3 of the License Agreement (as amended below). The Parties have further agreed that Innate will perform, as part of the IPH2201-203 study (which forms part of the Initial Studies as defined in the Option Agreement), a study on the combination or combinations of IPH2201 with MEDI4736 as set out in the Development Plan to the Option Agreement (as amended) and that MedImmune will supply MEDI4736 to Innate for this purpose.

In view of the foregoing, Sections 9.1, 9.5 and 9.6 of the License Agreement are hereby deleted in their entirety. Sections 9.3 and 9.4 of the License Agreement are hereby amended to read in their entirety as follows:

“9.3

Costs. The Parties will discuss and agree the Transfer Price on an annual basis. The Transfer Price for any Licensed Products, Licensed Antibodies or MedImmune Compound supplied by MedImmune to Innate for the purposes of the Initial Studies (as defined in the Option Agreement) conducted by Innate pursuant to Section 4.2 shall be invoiced by MedImmune and paid by Innate within [***] after its receipt of such invoice. The Transfer Price for any Licensed Products or Licensed Antibodies otherwise supplied under this Agreement will be treated as [***]. In the event that Innate is co-funding Development in accordance with Section 7, the Transfer Price for such Licensed Products or Licensed Antibodies shall be [***].”

“9.4

Manufacturing and Supply Agreement. If a manufacturing and supply agreement (“MSA”) is required with regard to the supply of Licensed Product, Licensed Antibodies or MedImmune Compound by MedImmune to Innate, the Parties shall as soon as reasonably practicable negotiate and agree in good faith the terms of such MSA. The Parties shall then also enter into a separate Quality Assurance Agreement(s) (“QAA”) that shall define the manufacturing and supply quality responsibilities of the Parties. “

2.2

The Parties acknowledge that all Initial Studies (as defined in the Option Agreement) have not been completed on the Amendment Effective Date and that such studies will continue or commence, as applicable, pursuant to Section 4.2 of the License Agreement following MedImmune’s exercise of the Option. [***].

2.3

The Parties agree to co-fund the Phase 1 Clinical Trials and Phase 2 Clinical Trials outlined in Exhibit 3 to this Amendment n°1 pursuant to Section 7 of the License Agreement (as amended below). Such Clinical Trials shall form part of and be further described the Development Plan and Development Budget to be provided by MedImmune to Innate and reviewed and approved by the Parties, acting through the DCC pursuant to Section 4.5 of the License Agreement.

Furthermore, in view of the foregoing, Sections 7.1 and 7.3 of the License Agreement shall be amended to read in their entirety as follows:

2

Confidential

“7.1

It is acknowledged that on the Effective Date the [***] budget previously agreed by the Parties for the Initial Combination Study under the Combination License Agreement has not been fully spent. The Parties agree that the remaining unspent portion of such budget, as at the Effective Date estimated to be [***], (the “Residual Budget”) shall be used to [***] (the “Co-Funded Phase 2 Clinical Trials”), some of which have been initiated prior to the date hereof, in accordance with the below provisions in this Section 7.1. The “Combination License Agreement” means the Co-Development and License Agreement Relating to IPH2201 in Combination with MEDI4736 and Tremelimumab entered into by the Parties on 24 April 2015.

The Parties agree to co -fund the Co-Funded Phase 2 Clinical Trials as follows: Until such time when the total Development Costs for the Co-Funded Phase 2 Clinical Trials equal the [***], each Party will provide [***] of the Development Costs for such trials (it being acknowledged that MedImmune’s [***] of the [***] has been pre-paid to Innate pursuant to the Combination License Agreement) and thereafter Innate will provide [***] of the total Development Costs for the Co-Funded Phase 2 Clinical Trials, with the remaining [***] being provided by MedImmune, provided, however, that Innate shall not be required to contribute more than [***] in accordance with the Development Budget. For clarity, Innate’s current commitment for Co-Funded Phase 2 Clinical Trials shall not exceed [***] unless [***]. For the avoidance of doubt, Innate’s refusal to [***] shall not be deemed a Co-Funding Withdrawal Notice for purposes of the License Agreement.

The co-funding arrangements in respect of the Co-Funded Phase 2 Clinical Trials pursuant to the above provisions in this Section 7.1 shall be separate from and without prejudice to Innate’s co-funding of Phase 3 Clinical Trials pursuant to the remaining provisions of this Section 7.

Subject to the remaining provisions of this Section 7 Innate shall further participate in the funding of each of the Phase 3 Clinical Trials of Licensed Products supporting Drug Approval Application in [***], such funding to be provided by Innate in the amount of thirty percent (30%) of the total Development Costs for each of such Phase 3 Clinical Trials with the remaining seventy (70%) percent being provided by MedImmune, provided that neither Party shall be required to contribute more than their agreed percentage share of Development Costs for the Phase 3 Clinical Trials in accordance with the Development Budget. The Development Budget is anticipated to be [***] for each Clinical Trial in average across [***]. To the extent that a Party’s share of the Development Costs in accordance with the Development Budget exceeds [***] in the case of Innate or [***] in the case of MedImmune of the anticipated budget of [***], then the excess portion shall be payable by [***]. For the avoidance of doubt, the excess amount shall not be payable other than pursuant to the preceding sentence and if it cannot be paid in accordance with the preceding sentence, it shall not be payable by the non-sponsoring Party. The Parties have agreed that the first Phase 3 Clinical Trial will be sponsored by MedImmune, as will any additional Phase 3 Clinical Trials related to Licensed Products unless the Parties otherwise mutually agree. An example of such payment mechanism is attached as Schedule 7.1. The Parties may agree that Innate’s co -funding amount pursuant to this final paragraph of this Section 7.1 may be used to finance other Clinical Trials than the Phase 3 Clinical Trials. Innate shall have the option, upon providing written notice to MedImmune (“Co-Funding Withdrawal Notice”) within [***] after receiving MedImmune’s Development Plan and Development Budget in accordance with Section 4.5 (“Opt Out Period”), to not participate in the Co-Funding. Such right to withdraw shall be exercisable once only in respect of the first Licensed Product. If Innate does not provide a Co-Funding Withdrawal Notice within the Opt Out Period described above Innate will be obliged to provide co -funding with respect to the applicable Licensed Product as described in this Section 7.1.”

3

Confidential

“7.3

Expense Sharing. The provisions set out in this Section 7.3 and in Sections 7.4 -7.9 shall apply with regard to the Co-Funded Phase 2 Clinical Trials and, if Innate has not served MedImmune with a Co-Funding Withdrawal Notice within the Opt Out Period, the Phase 3 Clinical Trials referred to in the final paragraph of Section 7.1. The Parties will share all Development Costs related to the Co-Funded Phase 2 Clinical Trials and the Phase 3 Clinical Trials of Licensed Products under the Development Plan and in accordance with the Development Budget (the “Shared Development Costs”) so that subject to Section 7.1, Innate and MedImmune each pays its relevant percentage share of such costs.”

Article 3– Upfront Payment Term; Preparation of the Exercise of the Option; Effective Date of the License Agreement; Warranties; Notices

3.1	Subject to the Option being exercised on or prior to 23 October 2018, Section 10.1 of the License Agreement is hereby deleted and replaced by the following clause:

“10.1

As partial payment for the rights and licenses granted to MedImmune by Innate under this Agreement, MedImmune shall pay to Innate a nonrefundable one-time upfront payment of one hundred million US dollars (USD 100,000,000) no later than on [***]. The upfront payment shall not be refundable or creditable against any other payments MedImmune is obligated to make to Innate under this Agreement.”

3.2

Exhibit 4.1 hereto constitutes an updated set of disclosure Schedules with respect to Innate’s representations and warranties in the License Agreement. Exhibit 4.2 hereto sets out certain disclosures made by MedImmune with respect to MedImmune’s warranties in Section 13.3(a) of the License Agreement (as amended below). Exhibit 3 hereto is the Option exercise notice in its agreed form.

3.3

The Parties have jointly determined and hereby agree that no Competition Law Filing will be required for the performance of the License Agreement. Pursuant to Clause 2.2 of the License Agreement, the Parties acknowledge and agree that the Effective Date will be the Signing Date, as such terms are defined in the License Agreement.

3.4	The second sentence of Section 13.3 shall be amended to read in its entirety as follows:

“Such representations, warranties and covenants shall be considered to be restated by MedImmune as at the Effective Date, subject to MedImmune’s right to make disclosures against such representations, warranties and covenants with respect to matters which have arisen or come to the knowledge of MedImmune (with respect to representations made to MedImmune’s knowledge) between the effective date of the Development and Option Agreement and the Effective Date of this Agreement.”

Section 13.3(a) shall be amended to read in its entirety as follows:

“(a)

No claim or litigation has been brought or threatened as of the Effective Date in relation to MEDI4736 (as defined below) or Tremelimumab (as defined below) by any Person making such allegations by written notice to MedImmune.

“MEDI4736” means the proprietary antibody Controlled by MedImmune or its Affiliate(s) known as MEDI4736, which is an antibody that binds PD-L1 and blocks the interaction of PD-L1 with programmed cell death protein 1. “Tremelimumab” means the proprietary antibody Controlled by MedImmune or its Affiliate(s) known as Tremelimumab, which is an antibody that targets CTLA-4.”

4

Confidential

3.5	The second paragraph of Section 18.6 (MedImmune’s address) shall be amended as follows:

“If to MedImmune

Address:

One MedImmune Way

Gaithersburg

MD 20878

[***]

Article 4 - Miscellaneous

4.1

This Amendment n°1 represents an amendment to the Option Agreement and except as specifically set forth in this Amendment n°1, all of the provisions of the Option Agreement remain unchanged and in full force and effect as originally agreed.

4.2

The interpretation and construction of this Amendment n°1 (including non-contractual disputes) shall be governed by the laws of England and Wales excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment n°1 to the substantive law of another jurisdiction. Any dispute arising out of or in connection with this Amendment n°1 shall be resolved pursuant to the dispute resolution provisions in the Option Agreement.

4.3	This Amendment n°1 may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

5

IN WITNESS WHEREOF, the Parties hereto have caused the Amendment n°1 to be executed as of the first date written above.

INNATE PHARMA S.A.	MEDIMMUNE LIMITED

By: /s/ Mondher Mahjoubi	By:
Name : Mondher Mahjoubi	Name:
Title : CEO	Title:

IN WITNESS WHEREOF, the Parties hereto have caused the Amendment n°1 to be executed as of the first date written above.

INNATE PHARMA S.A.	MEDIMMUNE LIMITED

By:	By: /s/ Jane Osbourn
Name :	Name: Jane Osbourn
Title :	Title: VP R&D

Exhibit 1 – Exercise Notice

[***]

i

Exhibit 2

Initial Studies

[***]

Exhibit 3

Co-funded Phase 1 and 2 - Revised Development Plan

[***]

Exhibit 4.1 – Innate’s Updated Disclosure Schedule

[***]

Exhibit 4.2 – MedImmune Disclosure Schedule

[***]

v

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

THIS SECOND AMENDMENT TO THE CO-DEVELOPMENT AND LICENSE AGREEMENT RELATING TO IPH2201 (this “Second Amendment”) is made and entered into as of July 26, 2019 (the “Amendment Effective Date”), by and between MedImmune Limited, a company organized under the laws of England and Wales (“MedImmune”) and Innate Pharma S.A, a company organized under the laws of France (“Innate”). MedImmune and Innate are each referred to in this Amendment as a “Party” and collectively, as the “Parties”.

RECITALS

A.	WHEREAS, MedImmune and Innate are parties to a Co-Development and License Agreement relating to IPH2201 effective as of April 24, 2015, as amended (the “Agreement”).

B.

WHEREAS, MedImmune and Innate are parties to the Co-Development and License Agreement Relating to IPH2201 in Combination with MEDI4736 and TREMELIMUMAB, dated April 24, 2015 (the “Combination License Agreement”).

C.

WHEREAS, MedImmune provided Innate with the updated Development Plan and Development Budget on December 18, 2018. Accordingly, pursuant to Section 7.1 of the Agreement Innate must provide the Co-Funding Withdrawal Notice by [***].

D.	WHEREAS, Innate [***].

E.	WHEREAS, MedImmune has agreed to [***].

F.	WHEREAS, the Parties have agreed to extend the Opt Out Period to allow Innate to consider the Additional Study Details.

G.

WHEREAS, in accordance with Section 18.11 of the Agreement, the Parties hereto desire to amend and modify the Agreement in accordance with the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, CONDITIONS AND AGREEMENTS HEREIN CONTAINED, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Section 7.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“7.1    It is acknowledged that on the Effective Date the [***] budget previously agreed by the Parties for the Initial Combination Study under, and as defined in the Combination License Agreement has not been fully spent. The Parties agree that the remaining unspent portion of such budget, as at the Amendment Effective Date, estimated to be [***], (the “Residual Budget”), shall be used to [***] (the “Co-Funded Phase 2 Clinical Trials”), some of which have been initiated prior to the date hereof, in accordance with the below provisions in this Section 7.1.

1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

The Parties agree to co-fund the Co-Funded Phase 2 Clinical Trials as follows: Until such time when the total Development Costs for the Co-Funded Phase 2 Clinical Trials equal [***], each Party will provide [***] of the Development Costs for such trials (it being acknowledged that MedImmune’s [***] of [***] has been pre-paid to Innate pursuant to the Combination License Agreement) and thereafter Innate will provide [***] of the total Development Costs for the Co-Funded Phase 2 Clinical Trials, with the remaining [***] being provided by MedImmune, provided, however, that Innate shall not be required to contribute more than [***] in accordance with the Development Budget. For clarity, Innate’s current commitment for Co-Funded Phase 2 Clinical Trials shall not exceed [***] unless [***]. For the avoidance of doubt, Innate’s refusal to [***] shall not be deemed a Co-Funding Withdrawal Notice for purposes of the License Agreement. The co-funding arrangements in respect of the Co-Funded Phase 2 Clinical Trials pursuant to the above provisions in this Section 7.1 shall be separate from and without prejudice to Innate’s co-funding of Phase 3 Clinical Trials pursuant to the remaining provisions of this Section 7.

Subject to the remaining provisions of this Section 7 Innate shall further participate in the funding of each of the Phase 3 Clinical Trials of Licensed Products supporting Drug Approval Application in [***], such funding to be provided by Innate in the amount of thirty percent (30%) of the total Development Costs for each of such Phase 3 Clinical Trials with the remaining seventy (70%) percent being provided by MedImmune, provided that neither Party shall be required to contribute more than their agreed percentage share of Development Costs for the Phase 3 Clinical Trials in accordance with the Development Budget. The Development Budget is anticipated to be [***] for each Clinical Trial in average across [***]. To the extent that a Party’s share of the Development Costs in accordance with the Development Budget exceeds [***] in the case of Innate or [***] in the case of MedImmune of the anticipated budget of [***], then the excess portion shall be payable by [***]. For the avoidance of doubt, the excess amount shall not be payable other than pursuant to the preceding sentence and if it cannot be paid in accordance with the preceding sentence, it shall not be payable by the non-sponsoring Party. The Parties have agreed that the first Phase 3 Clinical Trial will be sponsored by MedImmune, as will any additional Phase 3 Clinical Trials related to Licensed Products unless the Parties otherwise mutually agree. An example of such payment mechanism is attached as Schedule 7.1. The Parties may agree that Innate’s co-funding amount pursuant to this final paragraph of this Section 7.1 may be used to finance other Clinical Trials than the Phase 3 Clinical Trials.

The Parties agree that Innate’s co-funding commitment for [***] for clarity shall be mutually agreed by the Parties and approved by the DCC in accordance with Article 4, shall not be [***]. With respect to these mutually agreed and DCC approved externally sponsored or investigator initiated clinical trials, the

2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Parties agree to support these studies using existing uncommitted stocks of monalizumab process B drug product, to the extent such stocks are available, [***].

Innate shall have the option, upon providing written notice to MedImmune (“Co-Funding Withdrawal Notice”) on or prior to [***] (“Opt Out Period”), to not participate in the co-funding. Such right to withdraw shall be exercisable once only in respect of the first Licensed Product. If Innate does not provide a Co-Funding Withdrawal Notice within the Opt Out Period described above Innate will be obliged to provide co-funding with respect to the applicable Licensed Product as described in this Section 7.1.”

2.

Except as expressly set forth herein, all of the terms and conditions of the Agreement remain unchanged and are in full force and effect. Capitalized terms not otherwise defined in this Second Amendment shall have the meanings respectively ascribed to them in the Agreement.

3.

This Amendment, the Agreement, as previously amended, and the Combination License Agreement, constitute the complete and final and exclusive understanding and agreement of the Parties with respect to the subject matter of the Agreement, and supersede any and all prior or contemporaneous negotiations, correspondence, understanding and agreements, whether oral or written, between the Parties respecting the subject matter of the Agreement.

4.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. The Parties agree that delivery of an executed counterpart of a signature page of this Amendment electronically shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page to follow]

3

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the Amendment Effective Date set forth above.

MEDIMMUNE LIMITED

Signature: s/Adrian Kemp, Director

INNATE PHARMA S.A

Signature: s/Monher Mahoubi, CEO

Signature Page to Second Amendment to Co-Development and License Agreement by and between MedImmune Limited and Innate Pharma S.A.